   As filed with the Securities and Exchange Commission as of March 11, 2002


                                                    Registration Nos. 333-83390


                                                               and 333-83390-01

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------


                                                                        (I.R.S.
                                                                        Employer
                                                         (State of   Identification  (Address and Phone Number of
(Exact name of Registrant as specified in its charter) Organization)      No.)       Principal Executive Offices)
------------------------------------------------------ ------------- --------------  ----------------------------
             THE COLONIAL BANCGROUP, INC.                Delaware      63-0661573   One Commerce Street, Suite 800
                                                                                      Montgomery, Alabama 36104
                                                                                             334-240-5000
             COLONIAL CAPITAL TRUST III                  Delaware      27-6000326   One Commerce Street, Suite 800
                                                                                      Montgomery, Alabama 36104
                                                                                             334-240-5000


                              WILLIAM A. MCCRARY
                                Senior Counsel
                             Post Office Box 1108
                        Montgomery, Alabama 36101-1108
                    (Name and address of agent for service)
                                  Copies to:
               WILLARD H. HENSON              EDWARD F. PETROSKY
            Miller, Hamilton, Snider    Sidley Austin Brown & Wood LLP
                 & Odom, L.L.C.                875 Third Avenue
         One Commerce Street, Suite 305    New York, New York 10022
           Montgomery, Alabama 36104       Telephone: 212-906-2131
            Telephone: 334-834-5550        Facsimile: 212-906-2021
            Facsimile: 334-265-4533

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the follwing box. [_]



   The Registrants hereby amend this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



PROSPECTUS

                                    Subject to completion, dated March 11, 2002


                      [LOGO] The Colonial BancGroup, Inc.
                        4,000,000 Preferred Securities
                          Colonial Capital Trust III
                            % Preferred Securities
                (liquidation amount $25 per preferred security)
                    fully and unconditionally guaranteed by
                         The Colonial BancGroup, Inc.

-------------------------------------------------------------------------------

                                   The Trust

Colonial Capital Trust III is a Delaware business trust. The trust will:

.. sell      % Preferred Securities representing undivided beneficial interests in the assets of the trust to the public;
.. sell common securities representing undivided beneficial interests in the assets of the trust to Colonial BancGroup;
.. use the proceeds from these sales to buy an equal principal amount of junior
  subordinated debentures due      , 2032 of Colonial BancGroup;
.. distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the preferred and common securities; and
.. redeem the preferred securities on            , 2032 or earlier at the option
  of the Colonial BancGroup as described in this prospectus, subject to any required prior approval of the Federal Reserve Board.


                            Quarterly Distributions

.. For each preferred security that you own, you will receive cumulative cash
  distributions at an annual rate equal to      % on the liquidation amount of
  $25 per preferred security on        ,         ,          and        of each
  year, beginning            , 2002.
.. Colonial BancGroup can defer interest payments on the junior subordinated debentures at any time for up to 20 consecutive quarterly periods. If Colonial BancGroup does defer interest payments, the trust will also defer payment of distributions on the preferred and common securities. However, deferred distributions will themselves accrue interest at an annual rate
  equal to      %, compounded quarterly, to the extent permitted by law.


                         The Colonial BancGroup, Inc.

Colonial BancGroup, Inc. will:
.. issue junior subordinated debentures to the trust; and .. fully and unconditionally guarantee the payments by the trust in respect of the preferred securities based on obligations discussed in this prospectus.


The trust preferred securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "CNB PrA." Trading of the preferred securities is expected to commence within 30 days after the preferred securities are first issued.


Investing in the preferred securities involves risks which are described in the
                  "Risk Factors" section beginning on page 8.

None of the securities offered hereby are deposits or insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per Preferred Security       Total
                                                          ---------------------- ------------
Public offering price(1).................................         $25.00         $100,000,000
Underwriting commission to be paid by Colonial BancGroup.         $              $
Proceeds to the trust....................................         $25.00         $100,000,000

--------
(1)Plus accumulated distributions from             , 2002, if settlement occurs
   after that date.

The underwriters may also purchase up to an additional 600,000 preferred securities at the public offering price within 30 days from the date of this prospectus to cover over-allotments.

-------------------------------------------------------------------------------
The preferred securities will be ready for delivery in book-entry only form
through The Depository Trust Company on or about            , 2002.


LEHMAN BROTHERS                    STIFEL, NICOLAUS & COMPANY
                                                          INCORPORATED
MORGAN KEEGAN & COMPANY, INC.
                       SANDLER O'NEILL & PARTNERS, L.P.
                                                   STERNE, AGEE AND LEACH, INC.
The date of this prospectus is             , 2002

                               TABLE OF CONTENTS

                                                          Page
                                                          ----
                 Where You Can Find More Information.....   1
                 A Warning About Forward-looking
                   Statements............................   3
                 Summary Information--Q&A................   4
                 Risk Factors............................   8
                 The Colonial BancGroup, Inc.............  11
                 Colonial Capital Trust III..............  12
                 Use of Proceeds.........................  13
                 Accounting Treatment....................  13
                 Regulation and Supervision..............  13
                 Consolidated Ratios of Earnings to Fixed
                   Charges...............................  14
                 Capitalization..........................  15
                 The Colonial BancGroup, Inc. Selected
                   Consolidated Financial Data...........  16

                                                           Page
                                                           ----
                Description of the Preferred Securities...  18
                Description of the Junior Subordinated
                  Debentures..............................  29
                Description of the Preferred Securities
                  Guarantee...............................  38
                Effect of Obligations under the Preferred
                  Securities, the Guarantee and the Junior
                  Subordinated Debentures.................  40
                United States Federal Income Taxation.....  41
                ERISA Considerations......................  46
                Underwriting..............................  48
                Legal Matters.............................  50
                Experts...................................  50


   You should rely only on the information contained or incorporated by reference in this document or that Colonial BancGroup or the trust has referred you to. Neither Colonial BancGroup nor the trust has authorized anyone to provide you with different or additional information. If anyone does provide you with different or additional information, you should not rely on it.

   The trust may sell the       % Preferred Securities, the "preferred
securities," after the date of this prospectus, and this prospectus may be delivered to you after the date of this prospectus. However, you should realize that the business, prospects, condition and operations of Colonial BancGroup and/or the trust may have changed since the date of this prospectus. This prospectus will not reflect those changes.

   You should not consider this prospectus to be an offer or solicitation relating to the preferred securities in any jurisdiction in which such an offer or solicitation is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the preferred securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Colonial BancGroup," "we," "us," "our" or similar references mean The Colonial BancGroup, Inc. and its subsidiaries and references to "Colonial Capital Trust III" and the "trust" are to Colonial Capital Trust III.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, the "SEC," a registration statement under the Securities Act of 1933 that registers the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

   In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

      Public Reference Room
      450 Fifth Street, N.W.
      Room 1024
      Washington, D.C. 20549

      Northeast Regional Office
      233 Broadway
      New York, New York 10007

      Midwest Regional Office
      500 West Madison Street
      Suite 1400
      Chicago, Illinois 60661-2511

   You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, the "NYSE," 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC prior to the completion of the offering of securities described in this prospectus. The information incorporated by reference is considered to be a part of this prospectus. Any information that is included directly in this prospectus or in a document incorporated into this prospectus by reference that is modified or superseded by information that is included directly in this prospectus or in a more recent incorporated document shall not be considered to be a part of this prospectus except as so modified or superseded.


   We incorporate by reference into this prospectus our Annual Report on Form 10-K for the year ended December 31, 2001 that we filed with the SEC as of March 11, 2002.

   We also incorporate by reference into this prospectus future documents we file with the SEC prior to the completion of the offering of securities described in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, required to be filed under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

   We have not included separate financial statements of Colonial Capital Trust III in this prospectus. Colonial BancGroup does not believe that holders of the preferred securities would find these financial statements helpful for the following reasons:

    . all of the voting securities of the trust will be owned, directly or indirectly, by Colonial BancGroup, a reporting company under the Securities Exchange Act of 1934;

    . Colonial Capital Trust III has no independent assets, operations, revenues or cash flows and exists for the sole purpose of issuing the preferred and common securities, investing the proceeds in junior subordinated debentures issued by Colonial BancGroup, distributing the cash payments received on the junior subordinated debentures to the holders of the preferred and common securities, and engaging in other activities necessary or incidental to these activities;

    . Colonial BancGroup's obligations described in this prospectus constitute a full and unconditional guarantee of payments due on the preferred securities; and

    . Colonial Capital Trust III does not and will not file reports with the SEC.

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

   We make forward-looking statements in this prospectus and in our documents incorporated by reference into this prospectus. When we use words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions we refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made or incorporated by reference in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our public incorporated documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services or real estate industries, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

   . deposit attrition, customer loss, or revenue loss in the ordinary course of business;

   . increases in competitive pressure in the banking industry;

   . changes in the interest rate environment which reduce margins;

   . general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

   . changes which may occur in the regulatory environment;

   . a significant rate of inflation or deflation;

   . acts of terrorism, such as the events of September 11, 2001, and war; or

   . changes in the capital markets.


Many of these factors are beyond our control. For a discussion of factors that could cause our actual results to differ, please see the discussions in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2001 filed as of March 11, 2002.

                           SUMMARY INFORMATION--Q&A

   The following information supplements, and should be read together with, the information contained in other parts of this prospectus. This summary highlights selected information from this prospectus to help you understand the preferred securities. You should carefully read this prospectus to understand fully the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section beginning on page 8 to determine whether an investment in the preferred securities is appropriate for you.

   For your convenience, we make reference to specific page numbers in this prospectus for more detailed information on some of the terms and concepts used throughout this prospectus.

What are the preferred securities?

   Each preferred security represents an undivided beneficial interest in the assets of Colonial Capital Trust III. Each preferred security will entitle the holder to receive quarterly cash distributions as described in this prospectus. The underwriters are offering preferred securities at a price of $25 for each preferred security.

Who is Colonial Capital Trust III?


   Colonial Capital Trust III is a Delaware business trust. Colonial Capital Trust III will sell its preferred securities to the public and its common securities to Colonial BancGroup. The preferred securities and the common securities together are referred to in this prospectus as the "trust securities." Colonial Capital Trust III will use the proceeds from these sales to buy a series of junior subordinated debentures, the "junior subordinated debentures," from Colonial BancGroup with financial terms that match the terms of the trust securities. Colonial BancGroup will, on a subordinated basis, fully and unconditionally guarantee the payment by Colonial Capital Trust III in respect of the preferred securities.


   There are five trustees of Colonial Capital Trust III.

   Three of the Colonial Capital Trust III trustees are officers of Colonial BancGroup, the "regular trustees." The Bank of New York will act as the institutional trustee of Colonial Capital Trust III and one of its affiliates will act as the Delaware trustee.

Who is Colonial BancGroup?


   Colonial BancGroup is a financial holding company whose wholly-owned subsidiary, Colonial Bank, provides corporate and retail banking services and products in Alabama, Florida, Georgia, Tennessee, Texas and Nevada. As of December 31, 2001, Colonial BancGroup's total assets were approximately $13.2 billion and total loans were approximately $10.4 billion, deposits were approximately $8.3 billion and shareholders' equity was approximately $865 million.


   Colonial BancGroup's principal office is located at One Commerce Street, Montgomery, Alabama 36104, telephone number (334) 240-5000.

When will you receive quarterly distributions?

   If you purchase the preferred securities, you are entitled to receive
cumulative cash distributions at an annual rate of       % of the liquidation
amount of $25 per preferred security. Distributions will accumulate from the date Colonial Capital Trust III issues the preferred securities and will be
paid quarterly in arrears on       ,       ,        and        of each year,
beginning       , 2002, unless they are deferred as described below.

When can payment of your distributions be deferred?

   Colonial BancGroup is permitted, on one or more occasions, to defer interest payments on the junior subordinated debentures for a period, an "extension period," up to 20 consecutive quarterly periods unless an event of default under the indenture has occurred and is continuing (see page
30). A deferral of interest payments cannot extend, however, beyond the "stated
maturity date" of the junior subordinated debentures, which is       , 2032, or
any earlier redemption date.


   If Colonial BancGroup defers interest payments on the junior subordinated debentures, Colonial Capital Trust III will also defer distributions on the preferred securities. During this deferral period, distributions will continue
to accrue on the preferred securities at an annual rate of       % of the
liquidation amount of $25 per preferred security. Also, the deferred distributions will themselves accrue interest (to the extent permitted by law)
at an annual rate of       %, compounded quarterly. Once Colonial BancGroup
makes all interest payments on the junior subordinated debentures, with accrued interest, it can again postpone interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods if no event of default under the indenture has occurred and is continuing.


   During any period in which Colonial BancGroup defers interest payments on the junior subordinated debentures, Colonial BancGroup will not be permitted to:

   . declare or pay a dividend or make any other payment or distribution on its capital stock;

   . redeem, purchase, acquire or make a liquidation payment on any of its capital stock;

   . make an interest, principal or premium payment on, or repurchase, repay or redeem, any of its debt securities that rank equally with or junior to the junior subordinated debentures; or

   . make any guarantee payments relating to any of the above (other than the guarantee).


   There are limited exceptions to these restrictions which are described beginning on page 19.


   If Colonial BancGroup defers the payment of interest on the junior subordinated debentures, the preferred securities will be treated as being issued with an original issue discount for United States federal income tax purposes. This means that, beginning at the time of deferral, you will be required to recognize interest income with respect to distributions (including deferred distributions) and to include those amounts in your gross income for United States federal income tax purposes before you receive any cash distributions relating to those interest payments. See "United States Federal Income Taxation" beginning on page 41.

When can Colonial Capital Trust III redeem the preferred securities?

   Colonial Capital Trust III will redeem all of the outstanding preferred securities when the junior subordinated debentures are paid at maturity on
      , 2032. In addition, if Colonial BancGroup redeems any junior subordinated debentures before their maturity, Colonial Capital Trust III will redeem, on a pro rata basis, preferred and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures so redeemed. The redemption price for each preferred security will be $25 plus unpaid distributions accrued to the date of redemption.

   Colonial BancGroup is permitted to redeem some or all of the junior subordinated debentures before their maturity at 100% of their principal amount plus unpaid interest accrued to the date of redemption:


   . in whole or in part, on one or more occasions any time on or after       ,
     2007; and



   . in whole any time before       , 2007, if specified changes in bank
     regulatory, investment company or tax laws occur or will occur within 90 days (each of which is a special event, as defined under "Description of the Junior Subordinated Debentures--Optional Redemption" beginning on page 33, and each of which is more fully described beginning on page 20).


   Any redemption of the junior subordinated debentures by Colonial BancGroup may require approval of the Federal Reserve Board.

What is Colonial BancGroup's guarantee of the preferred securities?

   Colonial BancGroup will fully and unconditionally guarantee the preferred securities based on:

   . its obligations under the guarantee, the "guarantee," which covers payments made by Colonial BancGroup to the institutional trustee;


   . its obligations under the declaration of trust which governs the terms of the preferred securities; and



   . its obligations under the indenture which governs the terms of the junior subordinated debentures.


   If Colonial BancGroup does not make a payment on the junior subordinated debentures, Colonial Capital Trust III will not have sufficient funds to make the related payments on the preferred securities. The guarantee does not cover payments when Colonial Capital Trust III does not have sufficient funds to make payments on the preferred securities. See "Risk Factors--Colonial BancGroup's obligations under the junior subordinated debentures and the guarantee are subordinated" on page 8 for a discussion of the ranking of Colonial BancGroup's obligations referred to above.

When could the junior subordinated debentures be distributed to you?

   Colonial BancGroup has the right to dissolve Colonial Capital Trust III at any time if it receives an opinion of counsel that the resulting liquidation and distribution of the junior subordinated debentures would not result in a taxable event to holders of the preferred securities. If Colonial BancGroup decides to exercise its right to dissolve Colonial Capital Trust III, Colonial Capital Trust III will redeem the preferred securities by distributing the junior subordinated debentures to holders of the preferred and common securities on a pro rata basis.

   Any distribution of the junior subordinated debentures may require approval of the Federal Reserve Board.

What happens if Colonial Capital Trust III is dissolved and the junior subordinated debentures are not distributed?

   Colonial Capital Trust III may also be dissolved in circumstances where the junior subordinated debentures are not distributed. In those situations, Colonial Capital Trust III will pay the liquidation amount of $25 for each preferred security plus unpaid distributions accrued to the date the payment is made. Colonial Capital Trust III will be able to make this distribution of cash only if the junior subordinated debentures are redeemed by Colonial BancGroup.

Will the preferred securities be listed on a stock exchange?


   The preferred securities have been approved for listing on the NYSE, subject to official notice of issuance under the symbol "CNB PrA." Trading is expected to commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a trading market for the preferred securities will develop or be maintained or that a liquid trading market will be available for the preferred securities at the time you may wish to sell your preferred securities, or at all. If Colonial Capital Trust III distributes the junior subordinated debentures, Colonial BancGroup will use its best efforts to list the junior subordinated debentures on the NYSE or any other exchange or other organization on which the preferred securities are then listed.

In what form will the preferred securities be issued?


   The preferred securities will be represented by one or more global certificates that will be deposited with, and registered in the name of, The Depository Trust Company, New York, New York, "DTC," or its nominee. This means that generally you will not receive a certificate for your preferred securities and preferred securities will not be registered in your name. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" beginning on page 26. Colonial Capital Trust III expects that the preferred securities will be ready for delivery in book-entry only form through
DTC on or about       , 2002.

                                 RISK FACTORS

   Your investment in the preferred securities will involve some risks. You should carefully consider the following discussion of risks, and the other information in this prospectus, before deciding whether an investment in the preferred securities is suitable for you.

Colonial BancGroup's obligations under the junior subordinated debentures and the guarantee are subordinated

   Colonial BancGroup's obligations under the junior subordinated debentures are unsecured and rank:



   . junior to all "senior indebtedness," as defined under "Description of the Junior Subordinated Debentures--Subordination" on page 32;


   . equally with any other subordinated debt securities issued in the future with respect to securities of other trusts sponsored by Colonial BancGroup; and

   . senior to Colonial BancGroup's capital stock.

   Colonial BancGroup cannot make any payments of principal, including redemption payments, or interest on the junior subordinated debentures if it is in default on its senior indebtedness. In addition, if the maturity of the junior subordinated debentures is accelerated, Colonial BancGroup cannot make any payments under the junior subordinated debentures or the guarantee until all of the senior indebtedness is paid in full. Finally, upon the bankruptcy, liquidation or reorganization of Colonial BancGroup, its assets would be available to pay obligations under the junior subordinated debentures only after all payments have been made on its senior indebtedness.

   As of December 31, 2001, senior indebtedness of Colonial BancGroup (holding company only) aggregated approximately $12.2 million. In addition, because Colonial BancGroup is a financial holding company, the junior subordinated debentures are effectively subordinated to all existing and future liabilities of Colonial BancGroup's subsidiaries, including depositors, which, as of December 31, 2001, aggregated approximately $12.2 billion.
   Colonial BancGroup's obligations under the guarantee are unsecured and rank:

   . junior to all of Colonial BancGroup's other liabilities, except those liabilities made equal with or junior to the guarantee by their terms;

   . equally with all of Colonial BancGroup's senior most preferred and preference stock now or in the future issued by it, and with any guarantee now or in the future issued by it in respect of any preferred or preference stock of any of its affiliates; and

   . senior to Colonial BancGroup's common stock.

   This means that Colonial BancGroup cannot make any payments on the guarantee if it defaults on a payment of any of its other liabilities, except those liabilities made equal with or junior to the guarantee by their terms. In addition, upon the bankruptcy, liquidation or reorganization of Colonial BancGroup, its assets would be available to pay obligations under the guarantee only after all payments had been made on its other liabilities, except those liabilities made equal with or junior to the guarantee by their terms.

   The preferred securities, the guarantee and the junior subordinated debentures do not limit the ability of Colonial BancGroup or its subsidiaries to incur additional indebtedness, including secured indebtedness and other indebtedness that ranks senior in priority of payment to the junior subordinated debentures and the guarantee.

   For more information please refer to "Description of the Junior Subordinated Debentures--Subordination" beginning on page 31 and "Description of the Preferred Securities Guarantee" beginning on page 38.

Because Colonial BancGroup is a bank holding company, it may have limited sources of funds

   Because Colonial BancGroup is a bank holding company, its operations are conducted by its subsidiaries, primarily Colonial Bank, which is subject to significant Federal and state regulation. As a result, Colonial BancGroup's ability to receive dividends and loans from its subsidiaries is restricted. At December 31, 2001, $150 million of the retained earnings of Colonial Bank were available to pay dividends to Colonial BancGroup, without regulatory approval. Dividend payments by Colonial Bank to Colonial BancGroup in the future will require generation of future earnings by Colonial Bank and may require regulatory approval.

   If Colonial BancGroup does not receive sufficient cash dividends or borrowings from its subsidiaries, it is unlikely Colonial BancGroup will have sufficient funds to make payments on the junior subordinated debentures and the guarantee, thereby leaving insufficient funds for the trust to make payments to holders of the preferred securities.

   Colonial BancGroup's right to participate in the assets of any bank subsidiary upon its liquidation, reorganization or otherwise, and the resulting ability of the holders of the preferred securities to benefit indirectly from any participation, will be subject to the claims of the bank subsidiary's creditors, which will take priority except to the extent to which Colonial BancGroup is recognized as a creditor with a reorganized claim. Accordingly, the junior subordinated debentures will be subordinated to all existing and future liabilities of our subsidiaries, including the deposit liabilities of Colonial Bank, and you should look only to Colonial BancGroup's assets for payments on the junior subordinated debentures. As of December 31, 2001, Colonial BancGroup's subsidiaries had deposits and other liabilities of approximately $12.2 billion.

If Colonial BancGroup does not make payments on the junior subordinated debentures, Colonial Capital Trust III will not have cash available to make the related payments on the preferred securities

   The ability of Colonial Capital Trust III to pay distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of the preferred securities is solely dependent upon Colonial BancGroup making the related payments on the junior subordinated debentures when due.

   If Colonial BancGroup defaults on its obligation to pay principal of or interest on the junior subordinated debentures, Colonial Capital Trust III will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts because the guarantee applies only if Colonial Capital Trust III has sufficient funds to make such payments.

   Instead, you:

    . may directly sue Colonial BancGroup or seek other remedies to collect your pro rata share of payments owed; or

    . rely on the institutional trustee to enforce Colonial Capital Trust III's rights under the junior subordinated debentures.

Colonial Capital Trust III can defer distributions on the preferred securities which will cause cash payments to cease and have federal income tax consequences for you and may adversely affect the trading price of the preferred securities

   If no event of default under the indenture has occurred and is continuing, Colonial BancGroup is permitted, on one or more occasions, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. If Colonial BancGroup defers interest payments on the junior subordinated debentures, Colonial Capital Trust III will defer distributions on the preferred securities during any extension period. However, distributions would still accumulate and those deferred distributions will themselves accrue
interest at an annual rate of      %, compounded quarterly, to the extent
permitted by law.

   If Colonial BancGroup defers the payment of interest on the junior subordinated debentures, you will be required to recognize interest income for United States federal income tax purposes in respect of your pro rata share of the interest on the junior subordinated debentures held by Colonial Capital Trust III before you receive any cash distributions relating to those interest payments. In addition, if you sell the preferred securities before the end of any deferral period or before the record date relating to distributions which are paid, you will not receive the cash distributions relating to any accrued and unpaid interest even though you will be required to recognize that interest in income for United States federal income tax purposes.

   Colonial BancGroup has no current intention of deferring interest payments on the junior subordinated debentures. However, if Colonial BancGroup exercises its right in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. If you sell the preferred securities during any extension period, you may not receive the same return on your investment as someone who continues to hold the preferred securities. In addition, the existence of Colonial BancGroup's right to defer payments of interest on the junior subordinated debentures may mean that the market price for the preferred securities, which represent an undivided beneficial interest in the junior subordinated debentures, may be more volatile than other securities that do not have these rights.

   See "United States Federal Income Taxation" beginning on page 41 for more information regarding the United States federal income tax consequences of purchasing, holding and selling the preferred securities.

Preferred securities may be redeemed before       , 2007 if a special event
occurs or on and after that date at the option of Colonial BancGroup


   If a special event occurs and is continuing before     , 2007, Colonial
BancGroup has the right to redeem all of the junior subordinated debentures.
Even if a special event does not occur before     , 2007, Colonial BancGroup
has the right to redeem the junior subordinated debentures in whole or in part
on or after       , 2007. If any such redemption occurs or Colonial BancGroup pays amounts due and owing on the junior subordinated debentures at maturity on
    , 2032, Colonial Capital Trust III will use the cash it receives on the redemption of the junior subordinated debentures to redeem the preferred and common securities (on a pro rata basis if Colonial Capital Trust III does not receive enough cash to redeem all of the preferred and common securities). The redemption price would be $25 per preferred security plus unpaid distributions to the date of redemption. The redemption of the preferred securities will be a taxable event to you for U.S. federal income tax purposes.



   Please see "Description of the Preferred Securities--Redemption" beginning on page 20 and "Description of the Junior Subordinated Debentures--Optional Redemption" beginning on page 33 for more information.


Distribution of junior subordinated debentures may have a negative effect on trading price

   Colonial BancGroup has the right to dissolve Colonial Capital Trust III at any time if it receives an opinion of counsel that the resulting liquidation and distribution of the junior subordinated debentures would not result in a taxable event to holders of the preferred securities. If Colonial BancGroup decides to exercise its right to dissolve Colonial Capital Trust III, Colonial Capital Trust III will redeem the preferred and common securities by distributing the junior subordinated debentures to holders of the preferred and common securities on a pro rata basis. Any distribution of the junior subordinated debentures may require approval of the Federal Reserve Board.

   If, despite the delivery of an opinion of counsel that the dissolution, resulting liquidation and distribution of junior subordinated debentures would not result in a taxable event to holders of the preferred securities, Colonial Capital Trust III is ultimately characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution and liquidation, the distribution of junior subordinated debentures would be a taxable event to holders of the preferred securities.

   Colonial BancGroup has no current intention of causing the dissolution of Colonial Capital Trust III and the distribution of the junior subordinated debentures. Colonial BancGroup anticipates that it would consider exercising this right in the event that expenses associated with maintaining Colonial Capital Trust III were substantially greater than currently expected, such as if a special event occurred. Colonial BancGroup cannot predict the other circumstances under which this right would be exercised.

   Colonial BancGroup cannot predict the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

   Because you may receive junior subordinated debentures, you should make an investment decision with regard to the junior subordinated debentures, as well as the preferred securities. You should carefully review all the information regarding the junior subordinated debentures contained in this prospectus.

You will have limited voting rights as a holder of preferred securities

   You will have limited voting rights. In particular, you may not elect or remove any trustees, except when there is an event of default under the indenture. If such an event of default occurs, a majority in liquidation amount of the holders of the preferred securities will be entitled to remove and appoint the institutional trustee and the Delaware trustee.

   See "Colonial Capital Trust III" on page 12 and "Description of the Preferred Securities--Voting Rights" beginning on page 23.

Trading price of the preferred securities may not reflect the value of accrued but unpaid interest

   If you use the accrual method of accounting for tax purposes and dispose of your preferred securities between quarterly distributions, you will be required to:

   . include accrued but unpaid interest as ordinary income for United States federal tax purposes; and

   . add the accrued but unpaid income to your adjusted tax basis in the preferred securities disposed of.

   If you sell the preferred securities for less than your adjusted tax basis in the preferred securities, you will recognize a capital loss which generally may not be used to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation" beginning on page 41.

There is not an established trading market for the preferred securities


   The preferred securities are a new issue of securities. As a result, prior to this offering, there was no public market for the preferred securities. The preferred securities have been approved for listing on the NYSE, subject to official notice of issuance. Trading of the preferred securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the preferred securities. In addition, the underwriters have advised Colonial BancGroup and Colonial Capital Trust III that they intend to make a market in the preferred securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the preferred securities.


No protection in highly leveraged transactions

   Under the indenture which governs the terms of the junior subordinated debentures, you will not be protected from a highly leveraged transaction, including a change of control involving Colonial BancGroup, or other similar transaction. Such a transaction may materially and adversely affect Colonial BancGroup's creditors, including holders of the preferred securities indirectly.

                         THE COLONIAL BANCGROUP, INC.

   The Colonial BancGroup, Inc. is an Alabama based bank holding company and financial holding company through which Colonial Bank, our wholly-owned banking subsidiary, we conduct a general commercial banking business through 261 branches in Alabama, Florida, Georgia, Nevada, Tennessee and Texas. We provide corporate and retail banking products and services, including cash management, electronic banking, credit card, merchant, and wealth management services. We also offer retail and discount brokerage services through our broker-dealer, Colonial Brokerage Inc. At December 31, 2001 we had total assets of $13.2 billion, total loans of $10.4 billion, total deposits of $8.3 billion and total stockholders' equity of $865 million.

                          COLONIAL CAPITAL TRUST III

   Colonial Capital Trust III is a statutory business trust created under Delaware law pursuant to:


   . a declaration of trust, dated as of February 22, 2002, executed by Colonial BancGroup, as sponsor, and certain of the trustees of Colonial Capital Trust III; and


   . the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 22, 2002.

   The declaration will be amended and restated in its entirety, as so amended and restated, the "declaration," substantially in the form filed as an exhibit to the registration statement which contains this prospectus. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended, the "Trust Indenture Act."

   Colonial Capital Trust III exists for the exclusive purposes of:

   (1) issuing and selling the trust securities representing undivided beneficial interests in the assets of Colonial Capital Trust III;

   (2) investing the gross proceeds of the trust securities in the junior subordinated debentures; and

   (3) engaging only in other necessary or incidental activities.

   Prior to the issuance of the preferred securities, Colonial BancGroup will directly or indirectly acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of Colonial Capital Trust III. Upon issuance of the preferred securities, the purchasers will own all of the preferred securities.

   Pursuant to the declaration, the number of Colonial Capital Trust III trustees will initially be five. Colonial BancGroup, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any Colonial Capital Trust III trustee and to increase or decrease the number of Colonial Capital Trust III trustees, unless an event of default under the indenture occurs. In that case, the holders of a majority in liquidation amount of the preferred securities will have the right to remove and appoint the institutional trustee and the Delaware trustee. There will be three regular trustees of Colonial Capital Trust III, each of whom will be an employee or officer of, or who is affiliated with, Colonial BancGroup. The fourth trustee will be a financial institution that is unaffiliated with Colonial BancGroup which will serve as institutional trustee under the declaration for the purposes of compliance with the provisions of the Trust Indenture Act, the "institutional trustee." Initially, The Bank of New York will be the institutional trustee until removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act, The Bank of New York will act as trustee under the guarantee, the "guarantee trustee," and as trustee under the indenture which governs the junior subordinated debentures, the "debt trustee." The fifth trustee will be an entity that maintains its principal place of business in the state of Delaware. Initially, The Bank of New York (Delaware), an affiliate of the institutional trustee, will act as "Delaware trustee."

   The institutional trustee will hold title to the junior subordinated debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the junior subordinated debentures. In addition, the institutional trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the junior subordinated debentures for the benefit of the holders of the trust securities. The institutional trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from that account.

   The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.


   Colonial BancGroup will pay all fees and expenses related to Colonial Capital Trust III and the offering of the trust securities, other than the trust securities themselves. See "Description of the Junior Subordinated Debentures--Miscellaneous" on page 38.

                                USE OF PROCEEDS

   Colonial Capital Trust III will use the proceeds of the issuance and sale of the trust securities to acquire junior subordinated debentures from Colonial BancGroup. Colonial BancGroup intends to use the net proceeds from the sale of
the junior subordinated debentures, which are estimated to be $    , after
payment by Colonial BancGroup of the underwriting commissions and expenses relating to the offering, for general corporate purposes, including the possible financing of one or more business acquisitions.

                             ACCOUNTING TREATMENT

   The financial statements of Colonial Capital Trust III will be consolidated into Colonial BancGroup's consolidated financial statements, with the preferred securities classified as a component of long-term debt of Colonial BancGroup. The financial statement footnotes of Colonial BancGroup will include appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures. Colonial BancGroup will record distributions that Colonial Capital Trust III pays on the preferred securities as interest expense in Colonial BancGroup's consolidated statement of income.

                          REGULATION AND SUPERVISION

   As a financial holding company, Colonial BancGroup is subject to inspection, examination and supervision by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act (the "GLB Act"), which is discussed below under "The GLB Act." Our banking subsidiary, Colonial Bank, is subject to extensive supervision, examination and regulation by the Federal Reserve Board and the Alabama State Banking Department. Because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, to participate in the assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which Colonial Bank can finance or otherwise transfer funds to us or to our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. These restrictions prevent affiliates of the bank, including us, from borrowing from the bank, unless various types of collateral with prescribed market values secure the loan. Federal law limits the aggregate amount of the bank's loans to and investments in any one of its affiliates to 10% of the bank's capital stock and surplus and also limits the aggregate amount of the bank's loans to and investments in all of its affiliates to 20% of the bank's capital stock and surplus. Furthermore, loans and extensions of credit are required to be on terms and conditions consistent with safe and sound banking practices.

   In addition, there are regulatory limitations on the payment of dividends directly or indirectly to us from Colonial Bank. Dividends from Colonial Bank are the principal source of our cash funds and there are certain legal restrictions under federal and state law on the payment of dividends by banks. The relevant regulatory agencies also have authority to prohibit Colonial Bank from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound banking practice. The payment of dividends could, depending upon the financial condition of Colonial Bank, be deemed to constitute such an unsafe or unsound practice.

   Under the policy of the Federal Reserve Board, we are expected to act as a source of financial strength to our subsidiary bank and to commit resources to support such subsidiary bank in circumstances where we might not do so absent such policy. In addition, any subordinated loans by us to Colonial Bank would also be subordinate in right of payment to depositors and obligations to other creditors of Colonial Bank. Further, the Crime Control Act of 1990 amended the federal bankruptcy laws to provide that, in the event of our bankruptcy, any commitment by us to our regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

   For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries, and specific information relevant to us, refer to our Annual Report on Form 10-K for the year ended December 31, 2001, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance funds that insure deposits of banks, rather than for the protection of security holders. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.


The GLB Act

   The GLB Act, enacted in 1999, eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. A bank holding company that qualifies as a "financial holding company" can expand into a wide variety of financial services, including securities activities, insurance, and merchant banking without the prior approval of the Federal Reserve Board. Our election to become a "financial holding company," which we filed with the Federal Reserve Board, became effective on May 12, 2000.

   Banks are also authorized by the GLB Act to engage, through "financial subsidiaries," in certain activities that are permissible for a financial holding company and other activities that its applicable regulators deem to be financial in nature or incidental to any such financial activity. The authority of a bank to invest in a financial subsidiary is subject to a number of conditions.

   The GLB Act also contains a number of other provisions that will affect our operations and the operations of all financial institutions. At this time, we do not believe that the GLB Act will have a material adverse impact upon our or our subsidiaries' financial condition or results of operations.

Future Legislation

   Changes to the laws and regulations in the states where we and our subsidiaries do business can affect the operating environment of financial holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or our subsidiaries' financial condition or results of operations.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


   The following table sets forth Colonial BancGroup's consolidated ratio of earnings to fixed charges, calculated excluding and including interest on deposits. The following ratios should be read in conjunction with Colonial BancGroup's consolidated financial statements, the notes thereto and other financial information included elsewhere or incorporated by reference herein. For the purpose of computing the consolidated ratios of earnings to fixed charges, earnings represent consolidated income before income taxes plus fixed charges. Fixed charges excluding interest on deposits consist of interest on long-term debt and short-term borrowings and one-third of rental expense (which is deemed representative of the interest factor). Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.



                                           Year Ended December 31,
                                           ------------------------
                                           2001 2000 1999 1998 1997
                                           ---- ---- ---- ---- ----
            Excluding interest on deposits 2.18 2.16 2.69 2.25 3.28
            Including interest on deposits 1.39 1.36 1.48 1.31 1.44

                                CAPITALIZATION


   The following table sets forth Colonial BancGroup's capitalization on an actual basis at December 31, 2001 and on an adjusted basis to reflect the application by Colonial BancGroup of the net proceeds expected to be received from the offering of the securities described in this prospectus. You should read the information in the following table in conjunction with Colonial BancGroup's consolidated financial statements and related notes thereto contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001.



                                                                                        As of December 31, 2001
                                                                                        ----------------------
                                                                                          Actual    As adjusted
                                                                                        ----------  -----------
                                                                                            (in thousands)
Federal funds and securities sold under repurchase agreements.......................... $1,393,521  $1,393,521
FHLB borrowings........................................................................     50,534      50,534
Reverse repurchase agreements..........................................................    684,078     684,078
                                                                                        ----------  ----------
   Total short-term debt...............................................................  2,128,133   2,128,133
                                                                                        ----------  ----------
Subordinated debt......................................................................    265,550     265,550
Trust preferred securities.............................................................     70,000
FHLB advances..........................................................................  1,361,938   1,361,938
Reverse repurchase agreements..........................................................     88,064      88,063
Other long-term debt...................................................................        588         589
                                                                                        ----------  ----------
   Total long-term debt................................................................  1,786,140
                                                                                        ----------  ----------
   Total debt..........................................................................  3,914,273
                                                                                        ----------  ----------
Common Stock, $2.50 par value; 200,000,000 shares authorized and 115,244,185
  outstanding..........................................................................    288,110     288,110
Additional paid in capital.............................................................    102,980     102,980
Retained earnings......................................................................    467,163     467,163
Unearned compensation..................................................................     (3,159)     (3,159)
Accumulated other comprehensive loss, net of taxes.....................................      9,680       9,680
                                                                                        ----------  ----------
   Total shareholders' equity..........................................................    864,774     864,774
                                                                                        ----------  ----------
   Total capitalization................................................................ $4,779,047
                                                                                        ==========  ==========
   The capital ratios as of December 31, 2001, on a historical basis and as adjusted for the offering of securities described in this prospectus, were as follows (1):
Tier I leverage........................................................................       6.24%
Tier I capital (2).....................................................................       7.39%
Total capital (2)......................................................................      10.91%


   (1) Colonial BancGroup's "Tier 1 leverage ratio" is the ratio of Tier 1 capital to average total consolidated assets. "Tier 1 capital" is shareholders' equity, excluding unrealized gain or loss on securities available for sale, less intangibles, plus trust preferred securities. Average total consolidated assets are the quarterly average total assets (net of the allowance for loan and lease losses) reported on Colonial BancGroup's consolidated financial statement (FR Y-9C Report), subject to certain adjustments set forth in FRB guidelines. The "Tier 1 capital ratio" is the ratio of Tier 1 capital to risk adjusted assets, which are total risk-weighted assets as calculated in accordance with FRB guidelines. The "Total capital ratio" is the ratio of total capital (Tier 1 capital plus allowable loan loss reserve, allowable subordinated debt and 45% of net unrealized gains on available for sale equity securities) to risk adjusted assets.


   (2) This table is based on shares outstanding at December 31, 2001 and does not include 3,567,421 shares of common stock issuable upon exercise of outstanding options and 399,000 shares of common stock issuable upon conversion of Colonial BancGroup's outstanding 7.5% Convertible Subordinated Debentures due 2011 which are convertible at $7.00 per share and 96,000 shares of common stock issuable upon conversion of Colonial BancGroup's outstanding 7.0% Convertible Subordinated Debentures due 2004 which are convertible at $7.58 per share.

                         THE COLONIAL BANCGROUP, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA


   The following table presents certain consolidated financial data for Colonial BancGroup for the last five years. The financial data have been derived from Colonial BancGroup's audited consolidated financial statements. Certain amounts in prior periods have been reclassified to conform to current year presentation. The consolidated financial data for the year ended December 31, 2001 is not necessarily indicative of Colonial BancGroup's operating results or financial condition to be expected for any future period. You should read the selected consolidated financial data in conjunction with Colonial BancGroup's consolidated financial statements and notes thereto incorporated by reference in this prospectus.



                                              As of December 31,
 -                              -----------------------------------------------
 Statement of Condition Summary   2001      2000      1999      1998     1997
 ------------------------------  -------   -------   -------   -------  ------
                                (Dollars in millions, except per share amounts)
      Total assets............. $13,185   $12,000   $11,098   $10,621   $8,201
      Loans....................  10,368     9,643     8,419     7,235    6,041
      Deposits.................   8,323     8,356     8,173     7,586    6,450
      Long-term debt...........   1,786       862       911       746      315
      Shareholders' equity.....     865       775       712       654      603
      Book value per share.....    7.50      6.93      6.26      5.82     5.59



                                                         Year ended December 31,
                                             -----------------------------------------------
Earnings Summary                               2001      2000      1999     1998      1997
----------------                             --------  --------  -------- --------  --------
                                                         (Dollars in thousands)
Net interest income......................... $421,929  $400,322  $381,147 $336,691  $296,906
Provision for loan losses...................   39,573    29,775    29,177   27,511    16,786
Noninterest income..........................   93,709    77,885    75,341   60,243    50,291
Noninterest expense.........................  284,168   258,691   239,915  264,057   204,799
Income from continuing operations before tax  191,897   189,741   187,396  105,366   125,612
Income tax..................................   69,181    69,556    69,360   38,527    45,300
Income from continuing operations...........  122,716   120,185   118,036   66,839    80,312
Discontinued operations, net of tax.........     (613)   (5,065)    3,527  (10,448)   11,138
Net income..................................  122,103   115,120   121,563   56,391    91,450

                                                           Year Ended December 31,
                                                   ----------------------------------------
                                                     2001    2000    1999    1998    1997
                                                   -------- ------- ------- ------- -------
Earnings Per Share:
Income from Continuing Operations
   Basic.......................................... $   1.07    1.05    1.02    0.59    0.74
   Diluted........................................     1.06    1.04    1.01    0.57    0.74
Net Income
   Basic..........................................     1.06    1.00    1.05    0.50    0.85
   Diluted........................................     1.06    1.00    1.04    0.49    0.82
Average shares outstanding........................  114,811 114,760 115,579 113,905 108,189
Average diluted shares outstanding................  115,881 115,653 117,393 116,547 111,575

                                                           Year Ended December 31,
                                                   ----------------------------------------
                                                     2001    2000    1999    1998    1997
                                                   -------- ------- ------- ------- -------
Nonperforming Assets
   Total non-performing assets ratio..............    0.64%   0.53%   0.54%   0.59%   0.73%
   Allowance as a percent of non-performing loans.     239%    258%    275%    248%    250%
   Net charge-offs ratio..........................    0.28%   0.21%   0.22%   0.26%   0.23%

                    DESCRIPTION OF THE PREFERRED SECURITIES

   Colonial Capital Trust III will issue the preferred securities pursuant to the terms of the declaration. The declaration has been qualified as an indenture under the Trust Indenture Act. The institutional trustee, The Bank of New York, will act as trustee for the preferred securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act.

   Set forth below is a summary of the material terms and provisions of the preferred securities. This summary is not intended to be complete and is qualified by the declaration, the form of which is filed as an exhibit to the registration statement which contains this prospectus, by the Delaware Business Trust Act and by the Trust Indenture Act.

General


   The declaration authorizes Colonial Capital Trust III to issue the trust securities. The trust securities represent undivided beneficial interests in the assets of Colonial Capital Trust III. All of the common securities will be owned, directly or indirectly, by Colonial BancGroup. The common securities rank equally, and payments will be made on a pro rata basis, with the preferred securities. However, if a declaration event of default, as defined under "--Declaration Events of Default" beginning on page 22, occurs and is continuing, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the preferred securities.


   The declaration does not permit Colonial Capital Trust III to issue any securities other than the trust securities or to incur any indebtedness. Under the declaration, the institutional trustee will own the junior subordinated debentures purchased by Colonial Capital Trust III for the benefit of the holders of the trust securities.


   The ability of Colonial Capital Trust III to pay distributions on the distributions, the redemption price of the preferred securities and the liquidation amount of the preferred securities is solely dependent upon Colonial BancGroup making the related payments on the junior subordinated debentures when due. Accordingly, if Colonial BancGroup does not make its required payments on the junior subordinated debentures, Colonial Capital Trust III will not have sufficient funds to make the related payments on the preferred securities. In addition, the guarantee does not cover payment of distributions or payments upon redemption of the preferred securities or liquidation of Colonial Capital Trust III when Colonial Capital Trust III does not have sufficient available funds to make those distributions or payments. In that event, the remedy of a holder of preferred securities is to vote to direct the institutional trustee to enforce the institutional trustee's rights under the junior subordinated debentures or, if there is a payment default, the holder may institute a direct action, as defined on page 23, against Colonial BancGroup. See "--Declaration Events of Default" beginning on page 22 and "--Voting Rights" beginning on page 23.


Distributions

   Distributions on the preferred securities will be fixed at an annual rate
equal to       % on the liquidation amount of $25 per preferred security.
Distributions unpaid beyond the applicable payment date will accumulate additional distributions at that same rate, compounded quarterly. The term "distributions," as used in this prospectus, includes any interest payable on unpaid distributions unless otherwise stated.

   The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in a 30-day month. If any distributions payment date is not a business day, then the related distributions will be made on the next business day and without any interest or other payment in respect of the delay. However, if the next business day falls in the next calendar year, the payment will be made on the preceding business day. A "business day" is any day other than Saturday, Sunday or any other day on which commercial banking institutions in The City of New York are permitted or required by any applicable law, regulation or executive order to close.

   Distributions on the preferred securities:

    1. will be cumulative;

    2. will accrue from       , 2002; and

    3. except as otherwise described below, will be payable quarterly in
       arrears on       ,       ,        and        of each year, commencing
                   , 2002.

   So long as no event of default under the indenture has occurred and is continuing, Colonial BancGroup is permitted to defer payments of interest on the junior subordinated debentures by extending the interest payment period from time to time on the junior subordinated debentures. If Colonial BancGroup exercises this extension option, quarterly distributions on the preferred securities would also be deferred during any such extension period. Because interest would continue to accrue on the junior subordinated debentures, any deferred distributions would also continue to accrue with interest (to the
extent lawful) at an annual rate equal to     %, compounded quarterly. This
right to extend the interest payment period for the junior subordinated debentures is limited to a period not exceeding 20 consecutive quarters, and may not extend beyond the stated maturity date or any earlier redemption date. Upon the termination of any extension period and the payment of all amounts then due, Colonial BancGroup may select a new extension period, subject to the above requirements. See "Description of the Junior Subordinated Debentures--Interest" on page 30 and "--Option to Extend Interest Payment Period" beginning on page 30.

   If Colonial BancGroup exercises this deferral right, then during any extension period:

    1. Colonial BancGroup will not declare or pay any dividend on, make any distributions or other payment with respect to, or redeem, purchase, acquire, or make a liquidation payment relating to, any of its capital stock other than:

       . repurchases, redemptions or other acquisitions of shares of capital stock of Colonial BancGroup in connection with any employee benefit plans;

       . as a result of an exchange or conversion of any class or series of Colonial BancGroup's capital stock for any other class or series of Colonial BancGroup's capital stock; or

       . the purchase of fractional interests in shares of Colonial BancGroup's capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

    2. Colonial BancGroup will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Colonial BancGroup which rank equally with or junior to the junior subordinated debentures; and

    3. Colonial BancGroup will not make any guarantee payments with respect to the foregoing, other than the guarantee.

   If distributions are deferred, the deferred distributions and accumulated but unpaid distributions will be paid to holders of the preferred securities as they appear on the books and records of Colonial Capital Trust III on the record date following the termination of that extension period.

Payment and Record Dates

   Colonial Capital Trust III will pay distributions to the holders of the preferred securities as they appear on the books and records of Colonial Capital Trust III on the relevant record dates. As long as the preferred securities are in book-entry form, the record date will be the close of business on the business day prior to the relevant distributions payment date. If the preferred securities are not in book-entry form, the record date will be the fifteenth calendar day prior to the relevant distributions payment date. The record dates and distributions payment dates for the preferred securities are the same as the record dates and interest payment dates for the junior subordinated debentures.

   If Colonial Capital Trust III does not pay a distribution because Colonial BancGroup fails to make the corresponding interest payment on the junior subordinated debentures, that defaulted distribution will be payable to the person in whose name the preferred security is registered on the special record date established by the regular trustees. This record date will correspond to the special record date or other specified date determined in accordance with the indenture. This means that the defaulted distribution may not be paid to the person in whose name the preferred security is registered on the original record date. However, distributions will not be considered payable on any distributions payment date falling within an extension period unless Colonial BancGroup has elected to make a full or partial payment of interest accrued on the junior subordinated debentures on that distributions payment date.


   Colonial Capital Trust III will pay distributions on the preferred securities through the institutional trustee, who will hold amounts received on the junior subordinated debentures for the benefit of the holders of the trust securities. Subject to any applicable laws and regulations and the provisions of the declaration, each payment of distributions will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" beginning on page 26.


Redemption

   The junior subordinated debentures will be redeemable prior to the stated maturity date at the option of Colonial BancGroup at a redemption price equal to 100% of the principal amount, plus unpaid interest accrued to the date of redemption:

    1. in whole or in part, from time to time, on or after             , 2007;
       or

    2. at any time prior to             , 2007, in whole but not in part, upon
       the occurrence and continuation of a special event.

   Colonial Capital Trust III will use the proceeds from any repayment of the
junior subordinated debentures on the stated maturity date of         , 2032 or
earlier redemption to simultaneously redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures so repaid or redeemed. The "redemption price" will be $25 per trust security plus unpaid distributions to the date of redemption.


   Colonial Capital Trust III must give holders of trust securities not less than 30 nor more than 60 days' prior written notice of any redemption prior to the stated maturity date. See "Description of the Junior Subordinated Debentures-- Optional Redemption" beginning on page 33. If fewer than all of the outstanding preferred securities are to be redeemed, Colonial Capital Trust III will redeem the preferred securities in the manner as described under "--Book-Entry Only Issuance--The Depository Trust Company" beginning on page
26. Any redemption of the junior subordinated debentures by Colonial BancGroup prior to the stated maturity date may require prior approval of the Federal Reserve Board if approval is then required under applicable law, rules, guidelines or policies.


Redemption Procedures

   Colonial Capital Trust III may not redeem fewer than all of the outstanding preferred securities unless it has paid all accrued and unpaid distributions on all preferred securities for all quarterly distribution periods terminating on or prior to the date of redemption.

   If Colonial Capital Trust III gives a notice of redemption of the preferred securities and Colonial BancGroup has paid to Colonial Capital Trust III a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debentures, then on the redemption date:

    1. distributions will cease to accrue on the preferred securities called for redemption;

    2. the preferred securities called for redemption will no longer be deemed to be outstanding; and

    3. all rights of holders of the preferred securities called for redemption will cease, except the right of the holders of those preferred securities to receive the redemption price, but without interest.

   Any notice of redemption will be irrevocable. If any date fixed for redemption of preferred securities is not a business day in The City of New York, then payment of the redemption price will be made on the next business day and without any interest or other payment because of the delay. However, if the next business day falls in the next calendar year, the payment will be made on the preceding business day.

   If Colonial BancGroup fails to repay junior subordinated debentures on the stated maturity date or on any earlier redemption date or if payment of the redemption price is improperly withheld or refused and not paid by Colonial Capital Trust III or by Colonial BancGroup under its guarantee, distributions on those preferred securities will continue to accrue to the date of payment. In that case, the actual payment date will be considered the redemption date for purposes of calculating the redemption price.

   Colonial Capital Trust III will not be required to:

    1. issue, or register the transfer or exchange of, any trust securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of trust securities and ending at the close of business on the day of the mailing of the relevant notice of redemption; and

    2. register the transfer or exchange of any trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any trust securities being redeemed in part.

   Subject to the foregoing and applicable law, including, without limitation, United States federal securities laws and the regulations of the Federal Reserve Board, Colonial BancGroup or its subsidiaries may at any time, and from time to time, purchase outstanding preferred securities by tender, in the open market or by private agreement.

Distribution of the Junior Subordinated Debentures

   Colonial BancGroup will have the right at any time to dissolve Colonial Capital Trust III and cause the junior subordinated debentures to be distributed to the holders of the trust securities. The exercise of this right is subject to the requirement that Colonial BancGroup receive an opinion of counsel that the dissolution and resulting liquidation of Colonial Capital Trust III and distribution of the junior subordinated debentures not result in a taxable event to the holders of the preferred securities. The exercise of this right may also require the prior approval of the Federal Reserve Board if approval is then required under applicable law, rules, guidelines or policies. If the junior subordinated debentures are distributed to the holders of the preferred securities, Colonial BancGroup will use its best efforts to cause the junior subordinated debentures to be listed on any exchange on which the preferred securities are then listed.

   On the date for any distribution of junior subordinated debentures upon the dissolution and resulting liquidation of Colonial Capital Trust III:

    1. the trust securities will no longer be deemed to be outstanding;


    2. DTC or its nominee, if then the record holder of any preferred securities, will receive a global certificate or certificates representing the junior subordinated debentures registered in its name; and


    3. any certificates representing trust securities not held by DTC or its nominee, until those certificates are presented in exchange for the junior subordinated debentures, will be deemed to represent junior subordinated debentures having:

       . an aggregate principal amount equal to the aggregate liquidation amount of the trust securities;

       . accrued and unpaid interest equal to accrued and unpaid distributions on, the trust securities; and

       . terms that match.

   Colonial BancGroup and Colonial Capital Trust III cannot assure you as to the market prices for either the preferred securities or the junior subordinated debentures that may be distributed in exchange for the preferred securities if Colonial Capital Trust III were to dissolve. Accordingly, the preferred securities or the junior subordinated debentures may trade at a discount to the price paid to purchase the preferred securities offered by this prospectus.

Liquidation Distribution Upon Dissolution


   If Colonial Capital Trust III dissolves for any of the reasons specified below other than clause 8, the trustees will liquidate Colonial Capital Trust III as quickly as they determine to be possible by distributing to holders of the preferred and common securities, after satisfying the liabilities owed to Colonial Capital Trust III's creditors, junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred and common securities, unless the institutional trustee determines that this distribution is not practicable. If the institutional trustee determines that this distribution is not practicable, holders of the preferred securities will be entitled to receive out of the assets of Colonial Capital Trust III, after satisfying the liabilities owed to Colonial Capital Trust III's creditors, cash distributions in an amount equal to the liquidation amount of $25 per preferred security plus unpaid distributions accrued to the date of payment, the "liquidation distribution."


   If, upon any dissolution and subsequent liquidation, the liquidation distribution can be paid only in part because Colonial Capital Trust III does not have sufficient assets to pay in full the entire liquidation distribution, then the amounts payable directly by Colonial Capital Trust III on the preferred securities will be paid on a pro rata basis.

   The holders of the common securities will be entitled to receive distributions upon any dissolution and subsequent liquidation pro rata with the holders of the preferred securities. However, if a declaration event of default has occurred and is continuing, the preferred securities will have a preference over the common securities with regard to those distributions.

   Pursuant to the declaration, Colonial Capital Trust III will dissolve:

    1. on             , 2032, the expiration of the term of Colonial Capital
       Trust III;

    2. upon the bankruptcy, insolvency or liquidation of Colonial BancGroup or Colonial Capital Trust III;

    3. upon the entry of a decree of a judicial dissolution of Colonial BancGroup or Colonial Capital Trust III;

    4. upon the filing of a certificate of dissolution or its equivalent with respect to Colonial BancGroup;

    5. upon the consent of the holders of a majority in liquidation amount of the trust securities, voting together as a single class, to dissolve Colonial Capital Trust III;

    6. upon the revocation of Colonial BancGroup's charter and the expiration of 90 days after the date of revocation without the charter being reinstated;

    7. upon the distribution of junior subordinated debentures to the holders of the trust securities in accordance with the requirements described in this prospectus; or

    8. upon the redemption of all the trust securities.

Declaration Events of Default

   An "indenture event of default" is an event of default under the indenture and also constitutes a "declaration event of default," which is an event of default under the declaration relating to the trust securities. See "Description of the Junior Subordinated Debentures--Indenture Events of Default" beginning on page 35 for a description of indenture events of default.

   Under the declaration, the holder of the common securities will be deemed to have waived any declaration event of default relating to the common securities until all declaration events of default relating to the preferred securities have been cured, waived or otherwise eliminated. Until all declaration events of default relating to the preferred securities have been cured, waived or otherwise eliminated, the institutional trustee will be acting solely on behalf of the holders of the preferred securities. Only the holders of the preferred securities will have the right to direct the institutional trustee with respect to certain matters under the declaration, and therefore the indenture. If a declaration event of default relating to the preferred securities is waived by the holders of the preferred securities, the holders of the common securities have agreed that the waiver also constitutes a waiver of the declaration event of default relating to the common securities for all purposes under the declaration without any further act, vote or consent of the holders of the common securities.


   If the institutional trustee fails to enforce its rights under the junior subordinated debentures after a holder of preferred securities has made a written request, the holder of preferred securities may, to the fullest extent permitted by law, directly institute a legal proceeding against Colonial BancGroup to enforce those rights without first suing the institutional trustee or any other person or entity. If a declaration event of default has occurred and is continuing and the event is attributable to the failure of Colonial BancGroup to pay interest on or principal of the junior subordinated debentures on the date the interest or principal is otherwise payable, or in the case of redemption, the redemption date, then a holder of preferred securities may also bring a "direct action." This means that a holder may directly sue Colonial BancGroup to enforce payment of the principal of or interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder on or after the respective due date specified in the junior subordinated debentures. The holder need not first (1) direct the institutional trustee to enforce the terms of the junior subordinated debentures or (2) sue Colonial BancGroup to enforce the institutional trustee's rights under the junior subordinated debentures.


   In connection with the direct action, Colonial BancGroup, as holder of the common securities, will be subrogated to the rights of the holder of preferred securities under the declaration to the extent of any payment made by Colonial BancGroup to that holder of preferred securities in the direct action, but only after that holder has received full payment in respect of its preferred securities.


   Upon the occurrence of an indenture event of default, the institutional trustee, as the sole holder of the junior subordinated debentures, will have the right to take certain actions under the indenture. See "Description of the Junior Subordinated Debentures--Indenture Events of Default" beginning on page
25. Colonial BancGroup and Colonial Capital Trust III are each required to file annually with the institutional trustee an officer's certificate as to its compliance with all conditions and covenants under the declaration.


Voting Rights


   Except as described below and under "--Modification of the Declaration" on page 25, "--Mergers, Consolidations or Amalgamations" beginning on page 25, "Description of the Preferred Securities Guarantee--Modification; Assignment" on page 39, and as otherwise required by law and the declaration, the holders of the preferred securities will have no voting rights.


   The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct any proceeding for any remedy available to the institutional trustee. These holders also have the right to direct the institutional trustee under the declaration to:

   (1) direct any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee;

   (2) waive any past indenture event of default that is waivable under the indenture;

   (3) exercise any right to rescind or annul an acceleration of the maturity of the junior subordinated debentures; or

    (4)consent to any amendment, modification or termination where that consent is required.

   A waiver of an indenture event of default by the institutional trustee at the direction of the holders of the preferred securities will constitute a waiver of the corresponding declaration event of default.

   Where a consent or action under the indenture would require the consent or act of holders of more than a majority in aggregate principal amount of the junior subordinated debentures, or a "super majority," then only a super majority may direct the institutional trustee to give that consent or take that action. Where a consent or action under the indenture would require the consent or act of individual holders of the junior subordinated debentures, then only those individual holders may direct the institutional trustee to give that consent or take that action.

   The institutional trustee is required to notify all holders of the preferred securities of any notice of default received from the debt trustee. The notice is required to state that the indenture event of default also constitutes a declaration event of default. Except for directing the time, method and place of conducting a proceeding for any remedy available to the institutional trustee, the institutional trustee will not take any of the actions described in clauses (1), (2), (3) or (4) of the third preceding paragraph unless the institutional trustee receives an opinion of a nationally recognized independent tax counsel. The opinion must state that, taking that action into account, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

   If the consent of the institutional trustee is required under the indenture for any amendment, modification or termination of the indenture, the institutional trustee is required to request the written direction of the holders of the trust securities. In that case, the institutional trustee will vote as directed by a majority in aggregate liquidation amount of the trust securities voting together as a single class. Where any amendment, modification or termination under the indenture would require the consent of a super majority or an individual holder, however, the institutional trustee may only give that consent at the direction of the holders of the same super majority of the holders of the trust securities or that individual holder, as applicable.

   Holders of the preferred securities may give any required approval or direction at a separate meeting of holders of preferred securities convened for that purpose, at a meeting of all of the holders of trust securities or by written consent. The regular trustees will mail to each holder of record of preferred securities a notice of any meeting at which those holders are entitled to vote. Each such notice will include a statement setting forth the following information:

   . the date of the meeting;

   . a description of any resolution proposed for adoption at the meeting on which those holders are entitled to vote; and

   . instructions for the delivery of proxies.

   No vote or consent of the holders of preferred securities will be required for Colonial Capital Trust III to redeem and cancel preferred securities or distribute junior subordinated debentures in accordance with the declaration.

   Despite the fact that holders of preferred securities are entitled to vote or consent under the circumstances described above, holders of any of the preferred securities that are owned at the time by Colonial BancGroup or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Colonial BancGroup, will not be entitled to vote or consent. Instead, these preferred securities will be treated as if they were not outstanding.

   Holders of the preferred securities will have no rights to appoint or remove the trustees unless there is an indenture event of default, in which case holders of a majority in liquidation amount of the preferred securities will have the right to remove and appoint the institutional trustee and the Delaware trustee. Otherwise, the trustees may be appointed, removed or replaced solely by Colonial BancGroup as the indirect or direct holder of all of the common securities.

Modification of the Declaration

   The declaration may be modified and amended if approved by the regular trustees, and in certain circumstances, the institutional trustee and the Delaware Trustee. However, if any proposed amendment provides for, or the regular trustees otherwise propose to effect:

    1. any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise; or

    2. the liquidation, dissolution, winding-up or termination of Colonial Capital Trust III other than pursuant to the terms of the declaration,

then the holders of the trust securities voting together as a single class will be entitled to vote on the amendment or proposal. That amendment or proposal will not be effective except with the approval of a majority in aggregate liquidation amount of the trust securities affected thereby. If, however, any amendment or proposal referred to in clause (1) above would adversely affect only the preferred securities or the common securities, then only holders of the affected class will be entitled to vote on the amendment or proposal. The amendment or proposal will not be effective except with the approval of a majority in aggregate liquidation amount of that class of trust securities.

   Despite the foregoing, no amendment or modification may be made to the declaration if the amendment or modification would:

    1. cause Colonial Capital Trust III not to be classified for United States federal income taxation purposes as a grantor trust;

    2. reduce or otherwise adversely affect the powers of the institutional trustee; or

    3. cause Colonial Capital Trust III to be deemed an "investment company" required to be registered under the Investment Company Act.

Mergers, Consolidations or Amalgamations


   Colonial Capital Trust III may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety, to any corporation or other entity, except as described below or as described in "Description of the Junior Subordinated Debentures" beginning on page 29. Colonial Capital Trust III may, with the consent of the regular trustees and without the consent of the holders of the trust securities, the institutional trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that:


   (1) if Colonial Capital Trust III is not the survivor, the successor entity either:

      (a) expressly assumes all of the obligations of Colonial Capital Trust III under the trust securities; or

      (b) substitutes for the trust securities other securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

   (2) Colonial BancGroup expressly acknowledges a trustee of the successor entity possessing the same powers and duties as the institutional trustee, in its capacity as the holder of the junior subordinated debentures;

   (3) the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange and each other organization, if any, on which the preferred securities are then listed or quoted;

   (4) the merger, consolidation, amalgamation or replacement does not cause the rating of the preferred securities or any successor securities to be downgraded or withdrawn by any nationally recognized statistical rating organization;

   (5) the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities or any successor securities in any material respect, other than with respect to any dilution of the holders' interest in the new successor entity;

   (6) the successor entity has a purpose substantially identical to that of Colonial Capital Trust III;

   (7) after giving effect to the transaction, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing under the indenture;

   (8) prior to the merger, consolidation, amalgamation or replacement, Colonial Capital Trust III has received an opinion of a nationally recognized independent counsel to Colonial Capital Trust III experienced in those matters that:

      (a) the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities or any successor securities in any material respect, other than with respect to any dilution of the holders' interest in the new successor entity;

      (b) following the merger, consolidation, amalgamation or replacement, neither Colonial Capital Trust III nor the successor entity will be required to register as an investment company under the Investment Company Act; and

      (c) following the merger, consolidation, amalgamation or replacement, Colonial Capital Trust III or, if applicable, the successor entity will be treated as a grantor trust for United States federal income tax purposes; and

   (9) Colonial BancGroup guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.


   Despite the foregoing, Colonial Capital Trust III will not, except with the consent of holders of 100% in aggregate liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the consolidation, amalgamation, merger or replacement would cause Colonial Capital Trust III or, if applicable, the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Book-Entry Only Issuance--The Depository Trust Company

   Upon issuance, all preferred securities, "book-entry securities," will be represented by one or more fully registered global certificates, "global securities." Each global security will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of the preferred securities and will be considered the sole owner of the preferred securities for purposes of the declaration.

   Purchasers of book-entry securities may only hold interests in the global securities through DTC if they are a participant in the DTC system. Purchasers may also hold interests through a securities intermediary--banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the preferred security holdings of its participants, and these participants will in turn maintain accounts showing the preferred security holdings of their customers. Some of these customers may themselves be securities intermediaries holding preferred securities for their customers. Thus, each beneficial owner of an interest in a global security will hold that interest indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

   Each beneficial owner's interest in a global security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the book-entry securities will generally not be entitled to have the preferred securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of preferred securities. The book-entry system for holding preferred securities eliminates the need for physical movement of certificates. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

   A beneficial owner of an interest in a global security may exchange the securities for definitive (paper) securities only if:

   (1) DTC is unwilling or unable to continue as depositary for the global preferred security and Colonial BancGroup is unable to find a qualified replacement for DTC within 90 days;

   (2) at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

   (3) Colonial BancGroup in its sole discretion decides to allow all book-entry securities represented by global securities to be exchangeable for definitive securities in registered form; or

   (4) a declaration event of default has occurred and is continuing.

   Any global security that is so exchangeable will be exchangeable for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $25 and whole multiples of $25. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

   In this prospectus, for book-entry securities, references to actions taken by preferred security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to preferred security holders will mean payments and notices of redemption to DTC as the registered holder of the preferred securities for distribution to participants in accordance with DTC's procedures.

   DTC has advised Colonial Capital Trust III and Colonial BancGroup that its current practice, upon receipt of any payment on the preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of the preferred securities as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by participants and indirect participants to the beneficial owners of preferred securities will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the institutional trustee, Colonial Capital Trust III or Colonial BancGroup. None of Colonial Capital Trust III, Colonial BancGroup or the institutional trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the preferred securities, and Colonial BancGroup, Colonial Capital Trust III and the institutional trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

   If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

   DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

   None of Colonial Capital Trust III, Colonial BancGroup or the institutional trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Colonial BancGroup, Colonial Capital Trust III and the underwriters believe to be reliable, but none of Colonial BancGroup, Colonial Capital Trust III or the underwriters take responsibility for the accuracy of that information.

Payment

   Payments on the preferred securities represented by the global certificates will be made to DTC, which will credit the relevant accounts at DTC on the applicable distributions payment dates. In the case of preferred securities in definitive form, payments of interest will be made by check mailed to the address of the holder as that address appears on the records of registrar and transfer agent. However, payments on the stated maturity date or earlier redemption date will be made in same-day funds against surrender of the related preferred securities.

Registrar, Transfer Agent And Paying Agent

   If the preferred securities do not remain in book-entry only form, the following provisions will apply:

   (1) the institutional trustee will act as paying agent and may designate an additional or substitute paying agent at any time; and

   (2) registration of transfers of preferred securities will be effected without charge by or on behalf of Colonial Capital Trust III, but upon payment, with the giving of such indemnity as Colonial Capital Trust III or Colonial BancGroup may require, in respect of any tax or other government charges that may be imposed in relation to it.

Information Concerning the Institutional Trustee

   Prior to the occurrence of a default with respect to the trust securities and after the curing of any defaults that may have occurred, the institutional trustee is required to perform only such duties as are specifically set forth in the declaration. After such a default, the institutional trustee is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The institutional trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities, unless offered indemnity reasonably satisfactory to it by the holder against the costs, expenses and liabilities that the institutional trustee might incur by exercising those powers. The holders of preferred securities will not be required to offer that indemnity if the holders, by exercising their voting rights, direct the institutional trustee to take any action following a declaration event of default.

   The institutional trustee also serves as trustee under the guarantee and the indenture. Colonial BancGroup and certain of its subsidiaries conduct certain banking transactions with the institutional trustee in the ordinary course of their business.

Common Securities

   In connection with the issuance of preferred securities, Colonial Capital Trust III will issue common securities with terms, other than voting rights, that are substantially identical to the terms of the preferred securities. The common securities will rank equally, and payments will be made on the common securities pro rata, with the preferred securities. However, upon the occurrence of a declaration event of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Except in limited circumstances, the common securities carry the right to vote to appoint, remove or replace any of the trustees. All of the common securities will be directly or indirectly owned by Colonial BancGroup.

Miscellaneous

   The regular trustees are authorized and directed to operate Colonial Capital Trust III in such a way so that Colonial Capital Trust III will not be required to register as an "investment company" under the Investment Company Act and will be characterized as a grantor trust for United States federal income tax purposes. Colonial BancGroup is authorized and directed to conduct its affairs so that the junior subordinated debentures will be treated as indebtedness of Colonial BancGroup for United States federal income tax purposes. In this connection, Colonial BancGroup and the regular trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Colonial Capital Trust III or the charter of Colonial BancGroup, that each of Colonial BancGroup and the regular trustees determine in their discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the preferred securities or vary the terms of the preferred securities.

   Holders of the preferred securities have no preemptive or similar rights.

Governing Law

   The declaration and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES


   Colonial BancGroup will issue junior subordinated debentures as a series of debt securities under a base indenture, between Colonial BancGroup and The Bank of New York, as trustee, the "debt trustee," as supplemented by a supplemental indenture or a resolution of Colonial BancGroup's board of directors or a special committee appointed by the board of directors. The base indenture, as amended or supplemented from time to time is called the "indenture." The indenture has been qualified as an indenture under the Trust Indenture Act. The debt trustee, The Bank of New York, will act as trustee for the junior subordinated debentures under the indenture for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the junior subordinated debentures will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.


   Set forth below is a summary of the material terms and provisions of the junior subordinated debentures. This summary is not intended to be complete and is qualified by the indenture, the form of which is filed as an exhibit to the registration statement which contains this prospectus, and by the Trust Indenture Act.

General

   The junior subordinated debentures will initially be limited in aggregate principal amount to approximately $103,092,800, or $118,556,725 if the underwriters' over-allotment option is exercised in full. This amount is the sum of the aggregate liquidation amount of the trust securities.


   The junior subordinated debentures are not subject to any sinking fund provision. The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including compound interest, as defined on page 30 under "--Option to Extend Interest Payment Period" and additional interest, as
defined on page 31 under "--Additional Interest," if any, on        , 2032,
unless redeemed prior to that date as described under "--Optional Redemption" on page 33.



   If junior subordinated debentures are distributed to holders of preferred securities upon dissolution and subsequent liquidation of Colonial Capital Trust III and those preferred securities are represented by global securities, those junior subordinated debentures will initially be represented by one or more global certificates. As described in this prospectus, junior subordinated debentures represented by global certificates will be exchangeable for definitive securities under limited circumstances. See "--Form Upon Distribution of Junior Subordinated Debentures" on page 38. The depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those currently in effect for the preferred securities. Payments on junior subordinated debentures represented by one or more global certificates will be made to DTC. If junior subordinated debentures are issued in definitive form, those junior subordinated debentures will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

   In the event junior subordinated debentures are issued in definitive form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate trust office of the debt trustee in The City of New York. At its option, Colonial BancGroup may make payment of interest by check mailed to the address of the holder entitled to that payment. Colonial BancGroup is required to make payments due on the stated maturity date or earlier redemption date in same-day funds against surrender of the related junior subordinated debentures.

   If any interest payment date or the stated maturity date or any earlier redemption date is not a business day, then the required payment on such date will be made on the next business day and without any interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, the payment will be made on the preceding business day.

   Colonial BancGroup does not intend to issue and sell the junior subordinated debt securities to any purchasers other than Colonial Capital Trust III.

   There are no covenants or provisions in the indenture that would afford the holders of the junior subordinated debentures protection in the event of a highly leveraged or other similar transaction involving Colonial BancGroup that may materially and adversely affect those holders.

Interest

   The junior subordinated debentures will bear interest at an annual rate of
      % from the original date of issuance, payable quarterly in arrears on
      ,       ,        and        of each year, commencing       , 2002. Each
date on which interest is payable is called an "interest payment date."

   Interest will be paid to the person in whose name the junior subordinated debenture is registered on the relevant record date. While the record dates for the junior subordinated debentures represented by one or more global certificates will be the close of business on the business day prior to the relevant interest payment date. The record dates for the junior subordinated debentures in definitive form will be the fifteenth calendar day prior to the relevant interest payment date.

   The period beginning on and including       , 2002 and ending on but
excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next succeeding interest payment date is called an "interest period."

   The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in a 30-day month.

Option to Extend Interest Payment Period


   So long as no indenture event of default has occurred and is continuing, Colonial BancGroup is permitted to defer interest payments by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods. However, no extension period may extend beyond the stated maturity date of the junior subordinated debentures or any earlier redemption date. If Colonial BancGroup exercises this extension option, interest would continue to accrue on the junior subordinated debentures (to the extent lawful) at an
annual rate equal to     %, compounded quarterly. At the end of an extension
period, Colonial BancGroup will pay all interest then accrued and unpaid, including any additional interest as described under "-- Additional Interest" below, together with interest thereon compounded at the rate specified for the junior subordinated debentures to the extent permitted by applicable law, "compound interest."


   Prior to the termination of any extension period, Colonial BancGroup may further defer payments of interest by extending that extension period. However, the extension period, including all such previous and further extensions, may not exceed 20 consecutive quarters by periods and may not extend beyond the stated maturity date or an earlier redemption date. Upon the termination of any extension period and the payment of all amounts then due, Colonial BancGroup may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of that extension period, will be due and payable.

   Colonial BancGroup has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures. If the institutional trustee is the sole holder of the junior subordinated debentures, Colonial BancGroup will give the regular trustees, the institutional trustee and the debt trustee notice of its selection of the extension period one business day prior to the earlier of:

   (1) the date distributions on the preferred securities are payable; or

   (2) the date the regular trustees are required to give notice to the NYSE or any other applicable self-regulatory organization or to holders of the preferred securities of the record date or the date the distributions are payable.

   The institutional trustee will give notice of Colonial BancGroup's selection of the extension period to the holders of the preferred securities. If the institutional trustee is not the sole holder of the junior subordinated debentures, Colonial BancGroup will give the holders of the junior subordinated debentures notice of its selection of the extension period at least ten business days prior to the earlier of:

   (1) the interest payment date; or

   (2) if the junior subordinated debentures are then listed or quoted, the date upon which Colonial BancGroup is required to give notice to any applicable self-regulatory organization or to holders of the junior subordinated debentures of the record date or the interest payment date.

Additional Interest

   If Colonial Capital Trust III or the institutional trustee is required to pay any taxes, duties, assessments or other governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then Colonial BancGroup will be required to pay additional interest on the junior subordinated debentures. "Additional interest" will be an amount sufficient so that the net amounts received and retained by Colonial Capital Trust III and by the institutional trustee after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts Colonial Capital Trust III and the institutional trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that Colonial Capital Trust III will be in the same position it would have been if it did not have to pay such taxes, duties, assessments or other governmental charges.

Subordination

   Colonial BancGroup has agreed that any of the junior subordinated debentures issued under the indenture will rank junior to all of the senior indebtedness to the extent provided in the indenture. Upon any payment or distribution of Colonial BancGroup's assets to creditors upon Colonial BancGroup's liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving Colonial BancGroup, the allocable amounts, as defined below, in respect of the senior indebtedness must be paid in full before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

   If the maturity of junior subordinated debentures is accelerated, the holders of all senior indebtedness outstanding at such time will first be entitled to receive payment in full of the allocable amounts in respect of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the junior subordinated debentures.

   No payments on account of principal or interest in respect of the junior subordinated debentures may be made if there is a default in any payment with respect to senior indebtedness, or an event of default exists with respect to any senior indebtedness that accelerates the maturity of the senior indebtedness, or if any judicial proceeding shall be pending with respect to the default.

   "Allocable amounts," when used with respect to any senior indebtedness, means all amounts due or to become due on such senior indebtedness less, if applicable, any amount that would have been paid to, and retained by, the holders of such senior indebtedness (whether as a result of the receipt of payments by the holders of such senior indebtedness from Colonial BancGroup or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such senior indebtedness pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such senior indebtedness or otherwise) but for the fact that such senior indebtedness is subordinate or junior in right of payment to (or subject to a requirement that amounts received on such senior indebtedness be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

   "Indebtedness for money borrowed" means any of Colonial BancGroup's obligations, or any obligation guaranteed by Colonial BancGroup, to repay borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, except that indebtedness for money borrowed does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

   "Indebtedness ranking on a parity with the junior subordinated debentures" means:

   . indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date that the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks equal to and not prior or senior to the junior subordinated debentures in the right of payment upon the happening of Colonial BancGroup's dissolution, winding-up, liquidation or reorganization;

   . all other debt securities issued to any trust other than Colonial Capital
     Trust III, or a trustee of such trust, partnership or other entity affiliated with us, that is a financing vehicle of Colonial BancGroup, in connection with the issuance by such vehicle of equity securities or other securities that are similar to the preferred securities; and

   . the securing of any indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not be deemed to prevent such indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

   "Indebtedness ranking junior to the junior subordinated debentures" means any indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, to the extent the indebtedness for money borrowed by its terms ranks junior to and not equal with or prior to the junior subordinated debentures (and any other indebtedness ranking on a parity with the junior subordinated debentures) in right of payment upon the happening of Colonial BancGroup's dissolution, winding-up, liquidation or reorganization. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such indebtedness for money borrowed from constituting indebtedness ranking junior to the junior subordinated debentures.

   "Senior indebtedness" means the principal of (and premium, if any) and interest, if any, on all indebtedness for money borrowed, whether outstanding on the date the indenture is executed or created, assumed or incurred after the date the indenture is executed, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures, and any deferrals, renewals or extensions of the senior indebtedness.

   Upon satisfaction of all claims of all senior indebtedness, the holders of the junior subordinated debentures will be subrogated to the rights of the holders of senior indebtedness of Colonial BancGroup to receive payments or distributions applicable to senior indebtedness until all amounts owing on the junior subordinated debentures are paid in full. That senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of that senior indebtedness.

   As of December 31, 2001, senior indebtedness of Colonial BancGroup aggregated approximately $12.2 million (holding company only). In addition, liabilities of Colonial BancGroup's subsidiaries, including depositors, as of December 31, 2001, aggregated approximately $12.2 billion.

   The indenture does not limit the aggregate amount of senior indebtedness or other financial obligations, including secured indebtedness, that may be issued or entered into by Colonial BancGroup and its subsidiaries.


   Colonial BancGroup is a non-operating holding company and almost all of the operating assets of Colonial BancGroup and its consolidated subsidiaries are owned primarily by its subsidiary, Colonial Bank. Colonial BancGroup relies primarily on dividends from Colonial Bank to meet its obligations. Colonial BancGroup is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of Colonial BancGroup's income are dividends, interest and fees from Colonial Bank, its banking subsidiary. Colonial Bank is subject to certain restrictions imposed by Federal law on any extensions of credit to, and certain other transactions with, Colonial BancGroup and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent Colonial BancGroup and such other affiliates from borrowing from Colonial Bank unless the loans are secured by various types of collateral. Further, secured loans, other transactions and investments by Colonial Bank are generally limited in amount as to Colonial BancGroup and as to each of such other affiliates to 10% of Colonial Bank's capital and surplus and as to Colonial BancGroup and all of such other affiliates to an aggregate of 20% of Colonial Bank's capital and surplus. In addition, payment of dividends to Colonial BancGroup by Colonial Bank is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities. Because Colonial BancGroup is a holding company, the right of Colonial BancGroup to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent Colonial BancGroup may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities, including deposits, of all of Colonial BancGroup's subsidiaries, including Colonial Bank, and holders of the junior subordinated debentures should look only to the assets of Colonial BancGroup for payments on the junior subordinated debentures.


Optional Redemption

   Colonial BancGroup will have the right to redeem the junior subordinated debentures prior to their stated maturity date:

   (1) in whole or in part, from time to time, on or after             , 2007;
       or

   (2) at any time prior to             , 2007, in whole but not in part, upon
       the occurrence and continuation of a special event;

in either case, upon not less than 30 nor more than 60 days' notice. The redemption price will be equal to 100% of the principal amount to be redeemed, plus unpaid interest accrued to the date of redemption. The redemption may require prior approval of the Federal Reserve Board if approval is then required under applicable law, rules, guidelines or policies.

   A "special event" means a tax event, regulatory capital event or an investment company event, each as defined below.

   A "tax event" means that Colonial Capital Trust III will have received an opinion of nationally recognized independent tax counsel experienced in those matters that, as a result of:

   (1) any amendment to, or change, including any announced prospective change, in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States; or

   (2) any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations,

which amendment or change is effective or the pronouncement or decision is announced on or after the date of original issuance of the junior subordinated debentures, there is more than an insubstantial risk that:

   (1) Colonial Capital Trust III is, or will be within 90 days of the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

   (2) interest payable by Colonial BancGroup on the junior subordinated debentures is not, or within 90 days of the date of the opinion will not be, deductible by Colonial BancGroup, in whole or in part, for United States federal income tax purposes; or

   (3) Colonial Capital Trust III is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   A "regulatory capital event" means that Colonial BancGroup will have received an opinion of nationally recognized independent bank regulatory counsel experienced in those matters that, as a result of:

   (1) any amendment to or change, including any announced prospective change, in the laws or any regulations thereunder of the United States or any rules, guidelines or policies of the Federal Reserve Board; or

   (2) any official administrative pronouncement or judicial decision interpreting or applying the laws or regulations,

which amendment or change is effective or the pronouncement or decision is announced on or after the date of original issuance of the junior subordinated debentures, there is more than an insubstantial risk that:

   (1) the preferred securities no longer constitute Tier 1 capital or its then equivalent for regulatory capital purposes, or

   (2) within 90 days of the date of either of those events, the preferred securities will not constitute Tier 1 capital or its then equivalent for regulatory capital purposes;

provided, however, that the distribution of the junior subordinated debentures in connection with the dissolution of Colonial Capital Trust III by Colonial BancGroup and the treatment of the junior subordinated debentures as other than Tier 1 capital will not constitute a regulatory capital event.

   An "investment company event" means the receipt by Colonial Capital Trust III of an opinion of a nationally recognized independent counsel experienced in those matters that, as a result of the occurrence of a change in law or regulation or a change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Colonial Capital Trust III is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of original issuance of the junior subordinated debentures.

Certain Covenants of Colonial BancGroup

   If junior subordinated debentures are being held by the institutional trustee for the benefit of holders of trust securities and:

    . an indenture event of default, or an event that, with notice or the lapse of time or both, would be an indenture event of default, has occurred and is continuing;

    . Colonial BancGroup is in default relating to its payment of any obligations under the guarantee; or

    . Colonial BancGroup has given notice of its election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and that period, or any extension of that period, is continuing, then

   . Colonial BancGroup will not declare or pay any dividend on, make any distributions or other payments relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock other than:

     (1) repurchases, redemptions or other acquisitions of shares of capital stock of Colonial BancGroup in connection with any employee benefit plans;

     (2) as a result of an exchange or conversion of any class or series of Colonial BancGroup's capital stock for any other class or series of Colonial BancGroup's capital stock; or


     (3) the purchase of fractional interests in shares of Colonial BancGroup's capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged;



   . Colonial BancGroup will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Colonial BancGroup which rank equally with or junior to the junior subordinated debentures; and


   . Colonial BancGroup will not make any guarantee payments with respect to the foregoing, other than pursuant to the guarantee.

So long as the trust securities remain outstanding, Colonial BancGroup will covenant to:

   . directly or indirectly maintain 100% ownership of the common securities of the trust, unless a permitted successor of Colonial BancGroup succeeds to its ownership of the common securities;

   . use its best efforts to cause Colonial Capital Trust III to:

     (1) remain a statutory business trust, except in connection with the distribution of junior subordinated debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or mergers, consolidations or amalgamations, each as permitted by the declaration which established Colonial Capital Trust III; and

     (2) otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

   . use its best efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the junior subordinated debentures; and

   . not to cause, as sponsor of Colonial Capital Trust III, or permit, as holder of the common securities, the liquidation of Colonial Capital Trust III, except as permitted in the declaration.

Indenture Events of Default


   The indenture provides that the following are indenture events of default relating to the junior subordinated debentures:


   . default in the payment of the principal of any junior subordinated debenture when due, whether at maturity, earlier redemption or otherwise;

   . default for 30 days in the payment of any installment of interest, including additional interest and compound interest, on any junior subordinated debenture (subject to an extension period permitted under the indenture);


   . default for 90 days after written notice in the performance of any other covenant in respect of any junior subordinated debenture;



   . certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Colonial BancGroup; and



   . the dissolution, liquidation, winding-up or other termination of Colonial
     Capital Trust III.

   If an indenture event of default occurs and is continuing, either the debt trustee or the holders of not less than 25 percent in aggregate principal amount of the junior subordinated debentures then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately. The holders of a majority in aggregate principal amount of junior subordinated debentures may annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the debt trustee. The majority holders may not waive a payment default on the junior subordinated debentures which has become due solely by acceleration.

   Prior to any declaration accelerating the maturity of the junior subordinated debentures, the holders of a majority in aggregate principal amount of the junior subordinated debentures may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal or interest, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debt trustee, or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

   The holders of a majority in aggregate principal amount of the junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee under the indenture, so long as the holders of the junior subordinated debentures have offered to the debt trustee indemnity reasonably satisfactory to it against expenses and liabilities.

   The indenture requires the annual filing by Colonial BancGroup with the debt trustee of a certificate as to the absence of certain defaults under the indenture.

   The debt trustee may withhold notice of any event of default from the holders of the junior subordinated debentures, except in the payment of principal or interest, if the debt trustee considers it in the interest of those holders to do so.

   If the institutional trustee fails to enforce its rights under the junior subordinated debentures after a holder of the preferred securities has made a written request, the holder of the preferred securities may, to the fullest extent permitted by law, institute a legal proceeding directly against Colonial BancGroup to enforce the institutional trustee's rights under the junior subordinated debentures without first instituting any legal proceeding against the institutional trustee or any other person or entity.

   Despite the foregoing, if a declaration event of default has occurred and is continuing and that event is attributable to the failure of Colonial BancGroup to pay interest on or principal of the junior subordinated debentures when that interest or principal is otherwise payable, Colonial BancGroup acknowledges that, in that event, a holder of preferred securities may institute a direct action against Colonial BancGroup for payment on or after the respective due date specified in the junior subordinated debentures. Despite any payments made to the holder of preferred securities by Colonial BancGroup in connection with a direct action, Colonial BancGroup will remain obligated to pay the principal of or interest on the junior subordinated debentures held by Colonial Capital Trust III or the institutional trustee. In connection with the direct action, Colonial BancGroup, as holder of the common securities, will be subrogated to the rights of the holder of preferred securities under the declaration to the extent of any payments made by Colonial BancGroup to that holder of preferred securities in the direct action, but only after that holder has received full payment in respect of its preferred securities.

   Except as provided in the preceding paragraph and in the guarantee, the holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures unless a declaration event of default exists.

Modification of the Indenture

   Modifications and amendments to the indenture may be made by Colonial BancGroup and the debt trustee with the consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each junior subordinated debenture affected:

    . modify the payment terms of the junior subordinated debentures or the ability of holders to institute legal action to recover payments due and owing;

    . reduce the percentage of holders of junior subordinated debentures necessary to modify or amend the indenture, to waive compliance by Colonial BancGroup with any covenant or to waive any past default; or

    . make any change to the subordination provisions that would adversely affect the interests of the holders of junior subordinated debentures.

   Modifications and amendments to the indenture may be made by Colonial BancGroup and the debt trustee without the consent of the holders of the junior subordinated debentures for specified purposes, including curing ambiguities, defects or inconsistencies that do not materially and adversely affect holders.

Consolidation, Merger, Sale of Assets and other Transactions

   The indenture provides that Colonial BancGroup will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of Colonial BancGroup's properties to any person, and no person shall consolidate with or merge into Colonial BancGroup or convey, transfer or lease all or substantially all of its properties to Colonial BancGroup, unless:


    . if Colonial BancGroup consolidates with or merges into another person or conveys or transfers all or substantially all of its properties to any person, the successor is organized under the laws of the United States or any state or the District of Columbia and, if Colonial BancGroup is not the surviving corporation, the successor expressly assumes Colonial BancGroup's obligations under the indenture and the guarantee with respect to the junior subordinated debentures;


    . immediately after giving effect to the transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, exists; and

    .  certain other conditions as prescribed in the indenture are met.

   The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction that Colonial BancGroup may become involved in that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

   The indenture provides that when, among other things:

    . all junior subordinated debentures not previously delivered to the debt trustee for cancellation have become due and payable or will become due and payable at maturity or called for redemption within one year; and

    . Colonial BancGroup deposits or causes to be deposited with the debt trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debt trustee for cancellation, for the principal and interest to the date of the deposit or to the stated maturity date, as the case may be, then the indenture will cease to be of further effect (except as to Colonial BancGroup's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel), and Colonial BancGroup will be deemed to have satisfied and discharged the indenture.

Miscellaneous

   The indenture provides that Colonial BancGroup will pay all fees and expenses related to:

   (1) the issuance and sale of the trust securities and the junior subordinated debentures;

   (2) the organization, maintenance and dissolution of Colonial Capital Trust III;

   (3) the retention of the regular trustees; and

   (4) the enforcement by the institutional trustee of the rights of the holders of the preferred securities.

Governing Law

   The indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

   Colonial BancGroup will issue the guarantee for the benefit of the holders from time to time of preferred securities. The preferred securities guarantee has been qualified as an indenture under the Trust Indenture Act. The guarantee trustee, The Bank of New York, will act as trustee under the guarantee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the guarantee will include those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee will be held by the guarantee trustee for the benefit of the holders of the preferred securities.

   Set forth below is a summary of the material terms and provisions of the guarantee. This summary is not intended to be complete and is qualified by the guarantee, the form of which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act.

General

   Pursuant to and to the extent set forth in the guarantee, Colonial BancGroup will irrevocably and unconditionally agree to pay in full to the holders of the preferred securities, except to the extent paid by Colonial Capital Trust III, as and when due, regardless of any defense, right of set-off or counterclaim which Colonial Capital Trust III may have or assert, the following payments, which are referred to as "guarantee payments," without duplication:

    . any unpaid distributions that are required to be paid on the preferred securities, to the extent Colonial Capital Trust III has funds available for distributions;

    . the redemption price, plus all unpaid distributions, to the extent Colonial Capital Trust III has funds available for redemption, relating to any preferred securities called for redemption by the trust; and

    . upon a dissolution of Colonial Capital Trust III, other than in connection with the distribution of junior subordinated debentures to the holders of preferred securities or the redemption of all of the preferred securities, the lesser of:

      (1) the aggregate of the liquidation amount and all unpaid distributions on the preferred securities to the date of payment, to the extent Colonial Capital Trust III has funds available therefor; or

      (2) the amount of assets of the trust remaining for distribution to holders of the preferred securities in liquidation of Colonial Capital Trust III.

   Colonial BancGroup's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Colonial BancGroup to the holders of preferred securities or by causing Colonial Capital Trust III to pay those amounts to those holders.

   The guarantee will not apply to any payment of distributions except to the extent Colonial Capital Trust III has funds available for those payments. If Colonial BancGroup does not make interest payments on the junior subordinated debentures, the trust will not have funds available for pay distributions on the preferred securities.

   The guarantee, when taken together with Colonial BancGroup's obligations under the junior subordinated debentures, the indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of Colonial Capital Trust III, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis by Colonial BancGroup of payments due in respect of the preferred securities.

   Colonial BancGroup has also agreed separately to irrevocably and unconditionally guarantee the obligations of Colonial Capital Trust III with respect to the common securities to the same extent as the guarantee covering the preferred securities, except that upon an event of default under the indenture, holders of preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Modification; Assignment

   The guarantee may be amended only with the prior approval of the holders of a majority in aggregate liquidation amount of the preferred securities. No vote will be required, however, for any changes that do not adversely affect in any material way the rights of holders of preferred securities. All guarantees and agreements contained in the guarantee will bind the successors, assignees, receivers, trustees and representatives of Colonial BancGroup and will be for the benefit of the holders of the preferred securities then outstanding.

Termination

   The guarantee will terminate upon full payment of the redemption price of all preferred securities, upon distribution of the junior subordinated debentures to the holders of the trust securities or upon full payment of the amounts payable in accordance with the declaration upon liquidation of Colonial Capital Trust III. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities must restore payment of any sums paid under the preferred securities or the related guarantee.

Events of Default

   An event of default under the guarantee will occur upon the failure of Colonial BancGroup to perform any of its payment or other obligations under the guarantee.

   The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of preferred securities may institute a legal proceeding directly against Colonial BancGroup to enforce the guarantee trustee's rights and the obligations of Colonial BancGroup under the guarantee, without first instituting a legal proceeding against Colonial Capital Trust III, the guarantee trustee or any other person or entity.

Status

   The guarantee will constitute unsecured obligations of Colonial BancGroup and will rank:


   (1) subordinate and junior in right of payment to all other liabilities of Colonial BancGroup, except those made equally with or subordinate to the guarantee by their terms;



   (2) equally with the most senior preferred or preference stock now or hereafter issued by Colonial BancGroup and with any guarantee now or hereafter entered into by Colonial BancGroup in respect of any preferred or preference stock of any affiliate of Colonial BancGroup; and



   (3) senior to Colonial BancGroup common stock.


   The terms of the preferred securities provide that each holder of preferred securities by acceptance of those securities agrees to the subordination provisions and other terms of the guarantee.

   The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity.

Information Concerning the Guarantee Trustee

   Prior to the occurrence of a default relating to the guarantee, the guarantee trustee undertakes to perform only those duties as are specifically set forth in the guarantee. After default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities, unless offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

   Colonial BancGroup or its affiliates maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

   The guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

             EFFECT OF OBLIGATIONS UNDER THE PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

   As set forth in the declaration, the sole purpose of Colonial Capital Trust III is to issue and sell the trust securities and to invest the proceeds from that issuance and sale in the junior subordinated debentures.

   As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover the distributions and other payments due on the trust securities. This is due to the following factors:


   (1) the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the trust securities;



   (2) the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distributions and other payment dates for the trust securities;



   (3) under the indenture, Colonial BancGroup will pay, and Colonial Capital Trust III will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trust, other than those relating to the trust securities; and

   (4) the declaration further provides that the Colonial BancGroup trustees may not cause or permit Colonial Capital Trust III to engage in any activity that is not consistent with its stated purposes.



   The guarantee, when taken together with Colonial BancGroup's obligations under the junior subordinated debentures, the indenture and the declaration, will provide a full and unconditional guarantee on a subordinated basis of distributions, redemption payments and liquidation payments on the preferred securities. If Colonial BancGroup does not make payments on the junior subordinated debentures, Colonial Capital Trust III will not have sufficient funds to make the related payments, including distributions, on the preferred securities. The guarantee does not apply to any payment unless Colonial Capital Trust III has sufficient funds for that payment from Colonial BancGroup. See "Description of the Preferred Securities Guarantee" beginning on page 38.



   The declaration allows the holders of the preferred securities to direct the institutional trustee to enforce its rights under the junior subordinated debentures. If the institutional trustee fails to enforce these rights, any holder of preferred securities may, to the fullest extent permitted by law, directly sue Colonial BancGroup to enforce these rights without first suing the institutional trustee or any other person or entity. See "--Voting Rights" beginning on page 23 and "Description of the Preferred Securities--Book Entry Only Issuance--The Depository Trust Company" beginning on page 26. Despite the foregoing, a holder of preferred securities may institute a direct action against Colonial BancGroup if a declaration event of default has occurred and is continuing and that event is attributable to the failure of Colonial BancGroup to pay interest on or principal of the junior subordinated debentures on the date the interest or principal is otherwise payable. A direct action may be brought against Colonial BancGroup without first (1) directing the institutional trustee to enforce the terms of the junior subordinated debentures or (2) suing Colonial BancGroup to enforce the institutional trustee's rights under the junior subordinated debentures. In connection with that direct action, Colonial BancGroup, as holder of the common securities, will be subrogated to the rights of the holder of preferred securities under the declaration to the extent of any payment made by Colonial BancGroup to that holder of preferred securities but only after that holder has received full payment in respect of its preferred securities.


   Colonial BancGroup acknowledges that the guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. If Colonial BancGroup fails to make payments under the guarantee, the guarantee allows the holders of the preferred securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the guarantee, any holder of preferred securities may directly sue Colonial BancGroup to enforce the guarantee trustee's rights under the guarantee. The holder need not first sue Colonial Capital Trust III, the guarantee trustee, or any other person or entity.

   Colonial BancGroup and Colonial Capital Trust III believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by Colonial BancGroup of payments due in respect of the preferred securities.

                     UNITED STATES FEDERAL INCOME TAXATION

General


   In the opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to Colonial BancGroup and Colonial Capital Trust III, "tax counsel," the following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of preferred securities held as capital assets by a holder who purchases those preferred securities upon initial issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, United States Alien Holders (as defined below) to the extent that the ownership of those preferred securities are held in connection with the conduct of a trade or business in the United States or persons that will hold the preferred securities as a position in a

"straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. This summary is based on the Internal Revenue Code of 1986, as amended, the "Code," Treasury regulations under the Code, the "regulations," and administrative and judicial interpretations of the Code and the regulations, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

Classification of the Junior Subordinated Debentures

   In connection with the issuance of the junior subordinated debentures, tax counsel will render its opinion that, under current law and assuming full compliance with the terms of the indenture and certain other documents, and based on certain facts and assumptions contained in that opinion, the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Colonial BancGroup. In addition, by acceptance of a preferred security, each holder agrees to treat the junior subordinated debentures as indebtedness for all United States federal income tax purposes.

Classification of the Trust

   In connection with the issuance of the preferred securities, tax counsel will render its opinion that, under current law and assuming full compliance with the terms of the declaration and the indenture and certain other documents, and based on certain facts and assumptions contained in that opinion, Colonial Capital Trust III will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of preferred securities generally will be considered the owner of a pro rata undivided interest in the junior subordinated debentures, and each holder will be required to include in its gross income any interest, or original issue discount, "OID," paid or accrued with respect to its allocable share of those junior subordinated debentures.

Interest Income and Original Issue Discount

   Under regulations promulgated under the OID provisions of the Code, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Colonial BancGroup believes that the likelihood of its exercising its option to defer payments of interest on the junior subordinated debentures is "remote" since exercising that option would prevent Colonial BancGroup from, among other things, declaring dividends on any class of its equity securities. Accordingly, Colonial BancGroup intends to take the position, based on the advice of tax counsel, that the junior subordinated debentures will not be considered to be issued with OID and, accordingly, stated interest on the junior subordinated debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with the holder's regular method of accounting for United States federal income tax purposes. However, the Internal Revenue Service, the "IRS," could interpret the regulations with respect to OID in a manner contrary to the position Colonial BancGroup intends to take. If the IRS succeeded in asserting the contrary position, the OID rules would generally require you to include interest on the junior subordinated debentures in your taxable income as it accrues rather than when you receive payment, even though you use the cash method of accounting for United States federal income tax purposes.

   Under the regulations, if Colonial BancGroup were to exercise its option to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures would at that time be treated as having been reissued with OID, and all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remain outstanding. In that event, all of a holder's taxable interest income with respect to the junior subordinated debentures would thereafter be accounted for on an economic accrual basis regardless of the holder's method of tax accounting, and actual cash distributions of stated interest would not be reported as taxable income. Consequently, a holder of preferred securities would be required to include in gross income OID even if Colonial BancGroup does not make actual cash payments during an extension period. The amount of OID income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the junior subordinated debentures and the actual receipt of future payments of stated interest on the junior subordinated debentures would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferred interest payment period would be approximately equal to the amount of the cash payment due at the end of that period. Any OID included in income would increase your adjusted tax basis in your preferred securities and junior subordinated debentures, and your actual receipt of cash interest payments would reduce that adjusted tax basis.

   These regulations have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service, and it is possible that the IRS could take a position contrary to tax counsel's interpretation.

   Because income on the preferred securities will constitute interest or OID, corporate holders of the preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Receipt of Junior Subordinated Debentures or Cash upon Liquidation of Colonial Capital Trust III

   Colonial BancGroup will have the right at any time to dissolve Colonial Capital Trust III and cause the junior subordinated debentures to be distributed to the holders of the trust securities, subject to Colonial BancGroup's receipt of an opinion of counsel that the resulting liquidation and distribution of the junior subordinated debentures would not result in a taxable event to holders of the preferred securities. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the junior subordinated debentures received equal to the holder's aggregate tax basis in its preferred securities. A holder's holding period in the junior subordinated debentures so received in dissolution of Colonial Capital Trust III would include the period during which the preferred securities were held by the holder. If, despite the delivery of an opinion of counsel that the dissolution, resulting liquidation and distribution of junior subordinated debentures would not result in a taxable event to holders of the preferred securities, Colonial Capital Trust III is ultimately characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution and liquidation, the distribution of junior subordinated debentures would be a taxable event to holders of the preferred securities.

   If you receive junior subordinated debentures in exchange for your preferred securities, you would continue to accrue interest, and OID if any, in respect of those junior subordinated debentures in the manner described above. Under certain circumstances described in this prospectus under "Description of the Preferred Securities," the junior subordinated debentures may be redeemed for cash and the proceeds of that redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed preferred securities, and a holder could recognize gain or loss as if it sold those redeemed preferred securities for cash. See "--Sales of Preferred Securities" below.

Sales of Preferred Securities

   A holder that sells preferred securities, including a redemption of the preferred securities by Colonial Capital Trust III, will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of those preferred securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID (if any) previously includable in the holder's gross income to the date of disposition and decreased by payments received on the preferred securities in respect of OID (if any). The gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the preferred securities have been held by that holder for more than one year. Long-term capital gains of non-corporate holders are generally subject to reduced capital gain rates.

   The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. A holder who uses the accrual method of accounting for tax purposes, and a cash method holder, if the junior subordinated debentures are deemed to have been issued with OID, and who disposes of his or her preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the junior subordinated debentures through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add that amount to his or her adjusted tax basis in his or her pro rata share of the underlying junior subordinated debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

United States Alien Holders

   For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes.

   A "U.S. Holder" is a beneficial owner of preferred securities who or which is:

   (1) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes;

   (2) a corporation or partnership (or other entity treated as a partnership or corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia;

   (3) an estate the income of which is includable in its gross income for federal income tax purposes without regard to its source; or

   (4) a trust if, and only if, (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996 and is treated as a United States holder under applicable regulations.

   Under present United States federal income tax law:

   (1) payments by Colonial Capital Trust III or any of its paying agents to any holder of a preferred security who or which is a United States Alien Holder generally will not be subject to United States federal withholding tax, so long as

      (a) the beneficial owner of the preferred security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Colonial BancGroup entitled to vote;

      (b) the beneficial owner of the preferred security is not a controlled foreign corporation that is related to Colonial BancGroup through stock ownership;

      (c) the beneficial owner of the preferred security is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

      (d) either (A) the beneficial owner of the preferred security certifies on a Form W-8BEN to Colonial Capital Trust III or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address, (B) a qualified securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, a "financial institution," and holds the preferred security in that capacity, certifies to Colonial Capital Trust III or its agent, under penalties of perjury, that the statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes Colonial Capital Trust III or its agent with a copy of the statement or (C) if the beneficial owner is neither an individual nor a corporation for federal income tax purposes, certain other reporting requirements are satisfied; and

   (2) a United States Alien Holder of a preferred security generally will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition (including a redemption) of a preferred security; and

   (3) a United States Alien Holder whose income with respect to its investment in a preferred security is effectively connected with the conduct of a U.S. trade or business would generally not be subject to United States federal withholding tax and would be taxed as if the holder was a U.S. person provided the holder provides a properly executed Form W-8 ECI.

Proposed Legislation




   On January 24, 2002, Representative Charles B. Rangel introduced legislation in the U.S. House of Representatives which, if enacted in its current form, would in some cases disallow interest deductions for U.S. federal income tax purposes for interest paid on debentures with certain similarities to the junior subordinated debentures. This legislation is proposed to be effective for instruments issued on or after the date of enactment of such legislation. Consequently, as drafted, this legislation would not affect the preferred securities or the junior subordinated debentures or otherwise result in a tax event as described under "Description of the Junior Subordinated Debentures -- Optional Redemption" on page 33 of this prospectus. However, there can be no assurance that the proposed legislation, final legislation or any other future legislative proposals will not adversely affect Colonial BancGroup's ability to deduct interest on the junior subordinated debentures or otherwise affect the tax treatment of the transactions described in this prospectus. Such change could, if applicable to the junior subordinated debentures or preferred securities, give rise to a tax event, which would permit us to cause a redemption of the preferred securities and create a taxable event for holders of preferred securities.


Information Reporting to Holders

   Generally, income on the preferred securities will be reported to holders on Forms 1099, which forms should be mailed to holders of preferred securities by January 31 following each calendar year.

Backup Withholding

   Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS.

   The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under federal, state, local and foreign income and other tax laws and the possible effects of changes in United States federal or other tax laws.

                             ERISA CONSIDERATIONS

   Each fiduciary of a pension, profit-sharing or other employee benefit plan, a "plan," subject to the Employee Retirement Income Security Act of 1974, as amended, "ERISA," should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the preferred securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.


   Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code, also "plans," from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code, "parties in interest," with respect to the plan or account. A violation of these "prohibited transaction" rules may result in civil penalty or other liabilities under ERISA and/or an excise tax under
Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code. However, governmental plans may be subject to similar provisions under applicable state laws.


   Under a regulation, the "Plan Assets Regulation," issued by the U.S. Department of Labor, the assets of Colonial Capital Trust III would be deemed to be "plan assets" of a plan for purposes of ERISA and Section 4975 of the Code if a plan were to acquire an equity interest in Colonial Capital Trust III and no exception was applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

   Pursuant to the Plan Assets Regulation, the assets of Colonial Capital Trust III would not be deemed to be "plan assets" of investing plans if, among other exceptions, at all times, less than 25% of the value of each class of equity interests in Colonial Capital Trust III were held by plans, and entities holding assets deemed to be "plan assets" of any plan, collectively, "benefit plan investors," or if the preferred securities were "publicly-offered securities" for purpose of the Plan Assets Regulation. No assurance can be given that the preferred securities held by benefit plan investors will be less than 25% of the total value of those preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. In addition, no assurance can be given that the preferred securities would be considered to be "publicly-offered securities" under the Plan Assets Regulation. Accordingly, it is anticipated that investment in the preferred securities by plans may cause the assets of Colonial Capital Trust III to be "plan assets" of investing plans.

   Colonial BancGroup, the obligor with respect to the junior subordinated debentures held by Colonial Capital Trust III, and its affiliates and the institutional trustee may be considered parties in interest with respect to many plans and, as a result of this transaction, may become parties in interest to plans that purchase the preferred securities. Accordingly, the purchase and/or holding of preferred securities by a plan with respect to which Colonial BancGroup, the institutional trustee or any affiliate is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code, unless those preferred securities are acquired pursuant to and in accordance with an applicable exemption.

   The Department of Labor has issued five prohibited transaction class exemptions, "PTCEs," that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the preferred securities. These exemptions are:

   (1) PTCE 84-14, an exemption for certain transactions determined by independent qualified professional asset managers;

   (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

   (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

   (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; or

   (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

   The preferred securities may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity, a "plan asset entity," or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the preferred securities or any interest in the preferred securities will be deemed to have represented by its purchase and holding of the preferred securities that it either,

   (1) is not a plan or a plan asset entity and is not purchasing those securities on behalf of or with "plan assets" of any plan; or

   (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption with respect to the purchase or holding.

   If a purchaser or holder of the preferred securities that is a plan or a plan asset entity elects to rely on an exemption other than one of the PTCEs listed above, Colonial BancGroup and Colonial Capital Trust III may require a satisfactory opinion of counsel or other evidence with respect to the availability of that exemption for the purchase and holding.

   In addition, because the assets of Colonial Capital Trust III may be "plan assets" for ERISA purposes, the institutional trustee, as well as any other person exercising discretion with respect to the assets of Colonial Capital Trust III, may become a fiduciary, party in interest or disqualified person with respect to investing plans. To avoid certain prohibited transactions under ERISA and the Code that could result, each investing plan, by its purchase of preferred securities, will be deemed to have directed Colonial Capital Trust III to invest in the junior subordinated debentures, and to have consented to the appointment of the institutional trustee.

   A plan fiduciary should consider whether the purchase of preferred securities could result in a delegation of fiduciary authority to the institutional trustee, and if so, whether this delegation is permissible under the plan's governing documents.

   Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt transactions, it is important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any plan consult with its ERISA counsel regarding the potential consequences if the assets of Colonial Capital Trust III were deemed to be "plan assets" and the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption.

   The sale of preferred securities to a plan is not a representation by Colonial Capital Trust III, Colonial BancGroup, any trustee, the underwriters or any other person associated with the sale of the preferred securities that those securities meet relevant legal requirements with respect to investments by plans generally, or any particular plan.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement, Colonial Capital Trust III has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Lehman Brothers Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, has severally agreed to purchase, the number of preferred securities set forth opposite its name below. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all the preferred securities offered hereby if any of the preferred securities are purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.


                                                       Number of
                                                       Preferred
                         Underwriter                   Securities
                         -----------                   -----------
              Lehman Brothers Inc.....................
              Stifel, Nicolaus & Company, Incorporated
              Morgan Keegan & Company, Inc............
              Sandler O'Neill & Partners, L.P.........
              Sterne, Agee and Leach, Inc.............
                                                       -----------
                 Total................................   4,000,000
                                                       ===========

   The underwriters propose to offer the preferred securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus, and, in part, to selected securities dealers at
that price less a concession of $       per preferred security. The
underwriters may allow, and those dealers may reallow, a concession not in
excess of $       per preferred security to selected brokers and dealers. After the initial public offering of the preferred securities, the initial public offering price and other selling terms may be changed.

   Colonial Capital Trust III has granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to an aggregate of 600,000 additional preferred securities solely to cover over-allotments, if any. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of preferred securities to be purchased by each of them, as shown in the table above, bears to the shares of preferred securities offered hereby.

   In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used by Colonial Capital Trust III to purchase the junior subordinated debentures of Colonial BancGroup, the underwriting agreement provides that Colonial BancGroup will pay as compensation to the underwriters arranging the investment therein of those proceeds, an amount in
immediately available funds of $       per preferred security, or $       in
the aggregate ($       in the aggregate, if the underwriters exercise in full
their overallotment option), for the accounts of the several underwriters.

   The following table shows the per preferred security and total public offering price, underwriting commission to be paid by Colonial BancGroup and the proceeds to Colonial Capital Trust III. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.



                                                         Per Preferred Without Option
                                                           Security        Total      With Option
                                                         ------------- -------------- ------------
Public offering price(1)................................    $25.00      $100,000,000  $115,000,000
Underwriting commission to be paid by Colonial BancGroup    $           $             $
Proceeds to Colonial Capital Trust III..................    $25.00      $100,000,000  $115,000,000

--------

(1)Plus accumulated distributions from         , 2002, if settlement occurs
   after that date.


   During a period of 30 days from the date of the prospectus, neither Colonial Capital Trust III nor Colonial BancGroup will, without the prior written consent of the underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities, except for the securities offered by this prospectus.


   Prior to this offering, there has been no public market for the preferred securities. The preferred securities have been approved for listing on the NYSE, subject to official notice of issuance. Trading of the preferred securities on the NYSE is expected to commence within 30 days after the initial delivery of the preferred securities. The underwriters have advised Colonial BancGroup and Colonial Capital Trust III that they intend to make a market in the preferred securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the preferred securities.


   In order to meet one of the requirements for listing the preferred securities on the NYSE, the underwriters have undertaken to sell preferred securities to a minimum of 400 beneficial owners.

   Colonial Capital Trust III and Colonial BancGroup have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

   Until the distribution of the preferred securities is completed, rules of the SEC may limit the ability of the underwriters and any selling group members to bid for and purchase the preferred securities. As an exception to these rules, the underwriters are permitted to engage in some transactions that stabilize the price of the preferred securities. Those transactions consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the preferred securities.


   If the underwriters create a short position in the preferred securities in connection with the offering, i.e., if they sell more preferred securities than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing preferred securities in the open market.

   The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the preferred securities, they may reclaim the amount of the selling concession from the selling group members who sold those preferred securities as part of the offering.

   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.


   It is expected that delivery of the preferred securities will be made against payment for them on or about the date specified in the last paragraph of the cover page of this prospectus, which is the fifth business day following the date of pricing of the preferred securities (such settlement cycle being referred to in this prospectus as "T+5"). The ability to settle secondary market trades of the preferred securities effected on the date of pricing and the succeeding business day may be affected by T+5 settlement.


   None of Colonial BancGroup, Colonial Capital Trust III or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, none of Colonial BancGroup, Colonial Capital Trust III or any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

   In the ordinary course of their business, some of the underwriters or their affiliates have engaged, and expect in the future to engage, in investment banking, commercial banking, financial advisory and/or other transactions with Colonial BancGroup and its subsidiaries, for which they have received, and may in the future receive, customary fees and commissions.

                                 LEGAL MATTERS


   Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon on behalf of Colonial Capital Trust III and Colonial BancGroup by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Colonial Capital Trust III. The validity of the junior subordinated debentures and the guarantee and certain matters relating thereto will be passed upon for Colonial BancGroup and certain United States federal income taxation matters will be passed upon for Colonial BancGroup and Colonial Capital Trust III by Miller, Hamilton, Snider & Odom, L.L.C., Montgomery, Alabama. Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain legal matters for the underwriters.


                                    EXPERTS


   Colonial BancGroup's consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus by reference to Colonial BancGroup's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             [MAP] MAP OF THE WORLD





                      [LOGO] The Colonial BancGroup, Inc.

                        4,000,000 Preferred Securities
                          Colonial Capital Trust III
                             % Preferred Securities

                (liquidation amount $25 per preferred security)

                    fully and unconditionally guaranteed by
                         The Colonial BancGroup, Inc.


                              -------------------
                                  PROSPECTUS
                                        , 2002
                              -------------------


                                LEHMAN BROTHERS

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED

                         MORGAN KEEGAN & COMPANY, INC.

                       SANDLER O'NEILL & PARTNERS, L.P.

                         STERNE, AGEE AND LEACH, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The following table sets forth all estimated expenses payable by us in connection with the sale of the preferred securities being registered (not including underwriting fees):

                     Registration fee             $ 10,580
                     Printing expenses            $ 20,000
                     Blue sky fees and expenses   $  2,500
                     Rating agency fees           $ 75,000
                     Legal fees and expenses      $100,000
                     Accounting fees and expenses $ 30,000
                     NYSE filing fees             $ 46,400
                     Trustee's fees and expenses  $ 15,000
                     Miscellaneous                $ 25,000

                        Total                     $324,480

Item 15.  Indemnification of Directors and Officers.

   Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers' and directors' insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

   The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

   Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and
(iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

   The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

   The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness in or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

   The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

   The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

   The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

   The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

   The benefits of the Indemnification Agreements would not be available if (i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to
Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or (v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

   The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Item 16.  Exhibits.

   The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.


                                                  Description
                                                  -----------
1*    Form of Purchase Agreement.
4.1*  Form of Junior Subordinated Indenture.
4.2*  Form of Supplemental Indenture.
4.3*  Form of Junior Subordinated Debenture (included in Exhibit 4.2).
4.4*  Certificate of Trust of Colonial Capital Trust III.
4.5*  Declaration of Trust.
4.6*  Form of Amended and Restated Declaration of Trust.
4.7*  Form of Preferred Security (included in Exhibit 4.6).
4.8*  Form of Common Security (included in Exhibit 4.6).
4.9*  Form of Preferred Securities Guarantee Agreement.
4.10* Form of Common Securities Guarantee Agreement.
5.1*  Opinion of Miller, Hamilton, Snider & Odom, L.L.C.
5.2*  Opinion of Richards, Layton & Finger, P.A.
8*    Tax Opinion of Miller, Hamilton, Snider & Odom, L.L.C.
12*   Computation of Earnings to Fixed Charges.
23.1  Consent of PricewaterhouseCoopers LLP.
23.2* Consent of Miller, Hamilton, Snider & Odom, L.L.C.
23.3* Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).
24*   Power of Attorney.
25.1* Form T-1 Statement of Eligibility under the Trust Indenture Act, as amended, for The Bank of New
      York, as trustee under the Amended and Restated Declaration of Trust of Colonial Capital Trust III.
25.2* Form T-1 Statement of Eligibility under the Trust Indenture Act, as amended, for The Bank of New
      York, as trustee under the Indenture and Supplemental Indenture of The Colonial BancGroup, Inc.
25.3* Form T-1 Statement of Eligibility under the Trust Indenture Act, as amended, for The Bank of New
      York, as trustee for the Preferred Securities Guarantee Agreement.



--------

*  Previously filed

Item 17.  Undertakings.

   (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrants hereby undertake that:

      (i) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 8th day of March, 2002.


                                          THE COLONIAL BANCGROUP, INC.

                                          By: /s/  ROBERT E. LOWDER
                                             -----------------------------------
                                                      Robert E. Lowder
                                                Its Chairman of the Board of
                                                         Directors,
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Form S-3 registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signatures                      Title                Date
              ----------                      -----                ----

   /s/  ROBERT E. LOWDER     Chairman of the Board of Directors,   **
   ---------------------     President and Chief Executive
     Robert E. Lowder        Officer

   /s/  W. FLAKE OAKLEY, IV  Chief Financial Officer, Secretary    **
   ------------------------  and Treasurer (Principal Financial
     W. Flake Oakley, IV     Officer and Principal Accounting
                             Officer)

            *                 Director                              **
   ------------------------
      Lewis E. Beville

            *                 Director                              **
   ------------------------
      William Britton

            *                 Director                              **
   ------------------------
      Jerry J. Chesser

            *                 Director                              **
   ------------------------
   Augustus K. Clements, III

            *                 Director                              **
   ------------------------
      Robert C. Craft

                             Director
   ------------------------
      Patrick F. Dye

            *                 Director                             **
   ------------------------
    Clinton O. Holdbrooks

            *                 Director                             **
   ------------------------
      Harold D. King

                              Director
   ------------------------
      John Ed Mathison

         Signatures                 Title                        Date
         ----------                 -----                        ----

                                  Director
------------------------------
      Milton E. McGregor

              *                   Director                        **
------------------------------
   John C. H. Miller, Jr.

              *                   Director                        **
------------------------------
       Joe D. Mussafer

              *                   Director                        **
------------------------------
    William E. Powell, III

                                  Director
------------------------------
        James W. Rane

              *                   Director                        **
------------------------------
       Frances E. Roper

              *                   Director                        **
------------------------------
       Simuel Sippial

              *                   Director                        **
------------------------------
      Edward V. Welch

* The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-3 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

                           /s/  W. FLAKE OAKLEY, IV
                      ----------------------------------
                              W. Flake Oakley, IV
                               Attorney-in-Fact


** Dated: March 8, 2002



   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 8th day of March, 2002.


                                        COLONIAL CAPITAL TRUST III

                                        BY: THE COLONIAL BANCGROUP, INC.,
                                              as Sponsor

                                        By:    /s/  W. FLAKE OAKLEY
                                           ----------------------------------
                                                    W. Flake Oakley
                                            Its Executive Vice President and
                                                Chief Financial Officer

                                 EXHIBIT INDEX


                                                  Description
                                                  -----------
1*    Form of Purchase Agreement.
4.1*  Form of Junior Subordinated Indenture.
4.2*  Form of Supplemental Indenture.
4.3*  Form of Junior Subordinated Debenture (included in Exhibit 4.2).
4.4*  Certificate of Trust of Colonial Capital Trust III.
4.5*  Declaration of Trust.
4.6*  Form of Amended and Restated Declaration of Trust.
4.7*  Form of Preferred Security (included in Exhibit 4.6).
4.8*  Form of Common Security (included in Exhibit 4.6).
4.9*  Form of Preferred Securities Guarantee Agreement.
4.10* Form of Common Securities Guarantee Agreement.
5.1*  Opinion of Miller, Hamilton, Snider & Odom, L.L.C.
5.2*  Opinion of Richards, Layton & Finger, P.A.
8*    Tax Opinion of Miller, Hamilton, Snider & Odom, L.L.C.
12*   Computation of Earnings to Fixed Charges.
23.1  Consent of PricewaterhouseCoopers LLP.
23.2* Consent of Miller, Hamilton, Snider & Odom, L.L.C.
23.3* Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).
24*   Power of Attorney.
25.1* Form T-1 Statement of Eligibility under the Trust Indenture Act, as amended, for The Bank of New
      York, as trustee under the Amended and Restated Declaration of Trust of Colonial Capital Trust III.
25.2* Form T-1 Statement of Eligibility under the Trust Indenture Act, as amended, for The Bank of New
      York, as trustee under the Indenture and Supplemental Indenture of The Colonial BancGroup, Inc.
25.3* Form T-1 Statement of Eligibility under the Trust Indenture Act, as amended, for The Bank of New
      York, as trustee for the Preferred Securities Guarantee Agreement.

--------

*  Previously filed.